UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

FMC CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
No fee required.
Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FMC Corporation

March 11, 2022

Dear Stockholder:

It is my pleasure to invite you to attend the Company’s 2022 Annual Meeting of Stockholders. The meeting will be held virtually on Thursday, April 28, 2022, at 2:00 p.m. EDT. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/FMC2022, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting.

During the meeting, President and CEO Mark Douglas will report on the Company’s earnings, results and other achievements during 2021 and on our outlook for 2022. We welcome this opportunity to have a dialogue with our stockholders and look forward to your comments and questions.

Your vote is important. Please vote your proxy promptly so your shares can be represented. Your proxy card includes specific instructions on how to vote.

If you wish to vote during the meeting, please refer to the section of the proxy statement entitled “How to Vote” for specific instructions.

I look forward to the Annual Meeting on April 28th.

Sincerely,

Pierre Brondeau

Chairman of the Board

Notice of Annual Meeting of Stockholders

Thursday, April 28, 2022

2:00 p.m.

The meeting can be accessed by visiting www.virtualshareholdermeeting.com/FMC2022. There will be no physical location for stockholders to attend.

Dear Stockholder:

You are invited to the Annual Meeting of Stockholders of FMC Corporation to be held in a virtual meeting format at the time noted above. At the meeting, we will ask you to:

1.	Elect twelve directors, each for a term of one year.
2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022.
3.	Hold an advisory (non-binding) vote on executive compensation.
4.	Consider and act upon any other business properly brought before the meeting.

THE BOARD RECOMMENDS A VOTE FOR ITS NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

Your vote is important. To be sure your vote counts and ensure a quorum, please vote, sign, date and return the enclosed proxy card whether or not you plan to attend the virtual meeting; or if you prefer, please follow the instructions on the enclosed proxy card for voting by internet or by telephone whether or not you plan to attend the meeting virtually.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 28, 2022:

The proxy statement and the annual report to security holders are available at www.fmc.com. Upon request of any stockholder, a copy of FMC Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including a list of the exhibits thereto, may be obtained, without charge, by writing to the Company’s Corporate Secretary, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, Pennsylvania 19104.

March 11, 2022

By order of the Board of Directors,

Michael F. Reilly

Executive Vice President, General Counsel,
Chief Compliance Officer and Secretary

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I.      INFORMATION ABOUT VOTING

Solicitation of Proxies

The Board of Directors (also referred to herein as the “Board”) of FMC Corporation (the “Company” or “FMC”) is soliciting proxies for use at the Company’s 2022 Annual Meeting of Stockholders and any postponements or adjournments of that meeting (as so postponed or adjourned, the “2022 Annual Meeting” or the “Annual Meeting”). As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement available to our stockholders electronically via the internet at www.fmc.com. On or about March 11, 2022, we first mailed to our stockholders a Notice containing instructions on how to access this proxy statement, the accompanying form of proxy and the Company’s Annual Report for 2021. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Instructions for the Virtual Annual Meeting

This year our Annual Meeting will be completely virtual. There will be no physical meeting location. The meeting will only be conducted via live webcast. We have adopted a virtual format for the Annual Meeting to make participation accessible for stockholders from any geographic location with internet connectivity, as well as to avoid potential Covid-19 risks associated with in-person gatherings. We have worked to offer the same participation opportunities as would be provided at an in-person meeting while further enhancing the online experience available to all stockholders regardless of their location.

To participate in the virtual meeting, visit www.virtualshareholdermeeting. com/FMC2022 and enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 1:30 p.m. Eastern Daylight Savings Time (“EDT”) on April 28, 2022. The meeting will begin promptly at 2:00 p.m. EDT on April 28, 2022.

Whether or not you participate in the virtual meeting, it is important that your shares be part of the voting process. You may log on to www.proxyvote.com and enter your 16-digit control number. The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the meeting, please call toll free: 1-844-986-0822, or if calling internationally, please call: 1-303-562-9302.

You may submit a question before or during the meeting online at www.proxyvote.com after logging in with your 16-digit control number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/FMC2022. We will post questions and answers if applicable to our business on our Investor Relations website shortly after the meeting.

Agenda Items

The agenda for the Annual Meeting is to:

1.	Elect twelve directors;
2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022;
3.	Hold an advisory (non-binding) vote on executive compensation; and
4.	Conduct other business properly brought before the meeting.

Who Can Vote

You can vote at the Annual Meeting if you are a holder of the Company’s common stock, par value of $0.10 per share (“Common Stock”), on the record date. The record date is the close of business on March 2, 2022. You will have one vote for each share of Common Stock. As of March 2, 2022, there were 125,893,098 shares of Common Stock outstanding.

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How to Vote

You may vote in one of four ways:

•	You can vote by signing and returning the enclosed proxy card. If you do, the individuals named on the card will vote your shares in the way you indicate;
•	You can vote by internet;
•	You can vote by telephone; or
•	You can cast your vote online at the Annual Meeting.

The meeting can be accessed by visiting www.virtualshareholdermeeting.com/FMC2022, where you will be able to listen to the meeting live, submit questions and vote online. You will need the 16-digit control number provided on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

Use of Proxies

Unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the Board nominees for director and FOR Proposals 2 and 3, and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting.

Quorum Requirement

We need a quorum of stockholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the meeting either attend the Annual Meeting virtually or are represented by proxy at the Annual Meeting. Abstentions, broker non-votes (described below) and votes withheld are counted as present for the purpose of establishing a quorum.

Vote Required for Action

Directors are elected by a majority of the votes cast in an uncontested election. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be elected at the Annual Meeting, the election of directors is an uncontested election. As a result, any nominee who receives a majority of the votes cast with respect to his or her election at the Annual Meeting will be elected to the Board (or re-elected, in the case of any nominee who is an incumbent director). Incumbent nominees have tendered a contingent resignation which would become effective if (i) the nominee does not receive a majority of the votes cast with respect to his or her election at the Annual Meeting and (ii) the Board of Directors accepts such resignation. Adoption of Proposals 2 and 3 require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the meeting.

Abstentions or Lack of Instructions to Banks, Brokers, or Employee Benefit Plan Trustees

Abstentions will not be counted as votes cast for the election of directors, and thus will have no effect on the election of directors. With respect to Proposals 2 and 3, abstentions will have the effect of a vote against such proposals.

A broker non-vote occurs when a bank, broker or other nominee holding shares on behalf of a stockholder does not receive voting instructions from the beneficial owner with respect to a non-routine matter to be voted on at the Annual Meeting by a specified date before the Annual Meeting. Banks, brokers and other nominees may vote undirected shares on matters deemed routine in accordance with New York Stock Exchange rules, but they may not vote undirected shares on matters deemed non-routine in accordance with such rules. For this purpose, the ratification of the appointment of the independent registered public accounting firm is considered a routine matter, but the election of directors and the advisory vote regarding executive compensation are considered non-routine matters.

In the event of a broker non-vote in the election of directors or with respect to the advisory vote regarding executive compensation at the Annual Meeting, the broker non-vote will not have any effect on the outcome inasmuch as broker non-votes are not counted as votes cast or as shares present and entitled to be voted with respect to any matter on which the broker has expressly not voted.

If you are entitled to vote shares held under an employee benefit plan and you either do not direct the trustee by April 25, 2022 how to vote your shares, or if you vote on some but not all matters that come before the Annual Meeting, the trustee will, in the case of shares held in the FMC Corporation Savings and Investment Plan, vote your undirected shares in proportion to the votes received from other participants, and in the case of the Company’s other employee plans, vote your shares in the trustee’s discretion, except to the extent that the plan or applicable law provides otherwise.

Revoking a Proxy

You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Sending a written notice to the Corporate Secretary of FMC;
•	Delivering a properly executed, later-dated proxy;
•	Attending the Annual Meeting and voting virtually, provided that you comply with the conditions set forth in the section of this proxy statement above entitled “How to Vote”; or
•	If your shares are held through an employee benefit plan, your revocation must be received by the trustee by April 25, 2022.

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II.     THE PROPOSALS TO BE VOTED ON

Proposal 1    Election of Directors

Nominees for Director

The Board of Directors currently consists of 11 directors, each of whom is elected to serve for a term of one year, expiring at the subsequent annual meeting of stockholders. The nominees for director this year are Pierre Brondeau, Eduardo E. Cordeiro, Carol Anthony (John) Davidson, Mark Douglas, C. Scott Greer, K’Lynne Johnson, Dirk A. Kempthorne, Paul J. Norris, Margareth Øvrum, Robert C. Pallash, and Vincent R. Volpe, Jr., each of whom is an incumbent director and Kathy L. Fortmann, who is a nominee proposed by the Board following an extensive recruitment process. If Ms. Fortmann is elected at the Annual Meeting, the Board of Directors will be expanded to 12 members. If elected, these directors’ next term will expire at the 2023 Annual Meeting. Information about the nominees is contained in the section of this proxy statement entitled “Board of Directors”.

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee becomes unavailable, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.

The Board of Directors recommends a vote FOR the election of Pierre Brondeau, Eduardo E. Cordeiro, Carol Anthony (John) Davidson, Mark Douglas, Kathy L. Fortmann, C. Scott Greer, K’Lynne Johnson, Dirk A. Kempthorne, Paul J. Norris, Margareth Øvrum, Robert C. Pallash, and Vincent R. Volpe, Jr. to the Board of Directors as described above.

Proposal 2    Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has approved KPMG LLP (“KPMG”) continuing to serve as the Company’s independent registered public accounting firm for 2022.

The Audit Committee periodically reviews the performance of the independent external audit firm. In conjunction with the mandated rotation of KPMG’s lead engagement partner, the Audit Committee and its chairperson also evaluate and approve the selection of KPMG’s new lead engagement partner.

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of KPMG. For the years 2021 and 2020, KPMG’s fees, all of which were approved by the Audit Committee, were as follows:

($000)	2021	2020
Audit Fees(1)	11,272	15,107
Audit Related Fees(2)	39	763
Tax Fees(3)	851	405
All Other Fees(4)	897	910
TOTAL	13,059	17,185
(1)	Fees for professional services performed by KPMG for the integrated audit of the Company’s annual consolidated financial statements included in the Company’s Form 10-K filing and review of financial statements included in the Company’s Form 10-Q filings. The amount also includes other services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements.
(2)	Fees for services performed by KPMG that are principally related to employee benefit and compensation plan audits, as well as audit related services in connection with attestations by KPMG that are required by statute, regulation, or contractual requirements.
(3)	Fees for professional services performed by KPMG with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax audit assistance.
(4)	Fees for other permissible work performed by KPMG that does not fall within the categories set forth above. For the years listed above, this work is primarily related to tax filings for individual employees involved in the Company’s expatriate program.

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Pre-Approval of Independent Registered Public Accounting Firm Services

The Audit Committee has adopted a Pre-Approval Policy with respect to audit and non-audit services performed by its independent registered public accounting firm. The following is a summary of the Policy.

Prior to the commencement of services for a given year, the Audit Committee will grant pre-approvals of expected services and estimated fees, as presented by the independent registered public accounting firm. The independent registered public accounting firm will routinely update the Audit Committee during the year in which the services are performed as to the actual services provided and related fees pursuant to the Pre-Approval Policy.

Unexpected services or services for which the fees to be incurred would exceed pre-approved amounts, will require specific approval before the services may be rendered. Requests or applications to provide such services that require specific approval by the Audit Committee will be submitted to the Chairman of the Audit Committee and to the Company’s Chief Financial Officer or his designee by the independent registered public accounting firm.

The request or application must include a statement as to whether, in the view of both the independent registered public accounting firm and the Chief Financial Officer or his designee, such request or application is consistent with the rules of the SEC regarding auditor independence. Authority to grant approval for such services has been delegated to the Chairman of the Audit Committee, provided that any such approval would then be reviewed by the full Audit Committee at the next regularly scheduled meeting.

The Audit Committee has determined that the independence of KPMG has not been adversely impacted as a result of the non-audit services performed by such accounting firm.

We expect a representative of KPMG to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and will also be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022.

Proposal 3    Advisory (Non-Binding) Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) and the related rules of the SEC, our Board of Directors is submitting a proposal providing our stockholders the opportunity to cast a non-binding advisory vote on the executive compensation paid to the Company’s executive officers named in this proxy statement (“named executive officers” or “NEOs”). In 2017, our stockholders voted that we continue our past practice of conducting a non-binding advisory vote on executive compensation (“Say on Pay”) on an annual basis. Accordingly, the Company currently conducts a Say on Pay vote annually.

This advisory vote on executive compensation is non-binding on the Board, will not overrule any decision by the Board and does not compel the Board to take any action. However, the Board and the Compensation and Organization Committee (the “Compensation Committee”) may consider the outcome of the vote when considering future executive compensation decisions. Specifically, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Board will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board and the Compensation Committee believe that the Company’s executive compensation programs and policies and the compensation decisions described in this proxy statement (i) support the Company’s business objectives, (ii) link the interests of the executive officers and stockholders, (iii) align NEO pay with individual and the Company’s performance, without encouraging excessive risk-taking that could have a material adverse effect on the Company, (iv) provide NEOs with a competitive level of compensation and (v) promote retention of the NEOs and other senior leaders. In 2021, 93.3% of the shares present and entitled to vote at the meeting, approved the executive compensation discussed and disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures contained in the 2021 proxy statement.

For the reasons discussed above (and further amplified in the compensation disclosures made in this proxy statement), the Board recommends that stockholders vote in favor of the following resolution:

RESOLVED that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures set forth in this proxy statement).

The Board of Directors recommends a vote FOR the above resolution.

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III.   BOARD OF DIRECTORS

Director Qualifications and Board Diversity

Directors are selected based on integrity, successful business experience, stature in their own fields of endeavor and the diversity of perspectives they bring to the Board. Desired attributes of all directors include (i) ability to reach thoughtful, independent and logical judgments on difficult and complex issues; (ii) demonstrated leadership; (iii) knowledge, experience and skills in at least one specialty area relevant to the Company’s lines of business; (iv) accountability; (v) objectivity; and (vi) willingness and ability to cooperate and engage with other members of the Board openly and constructively. Directors must also be able to view the issues the Company faces from the stockholders’ perspective and be committed to representing the long-term interests of our stockholders. Our Statement of Governance Principles, Policies and Procedures requires that a substantial majority of directors (at least two thirds) must be independent. We also require that our directors be able to commit the time necessary to ensure the diligent performance of their duties.

In addition, the Board as a whole should reflect a range of experience, skills, diversity and expertise. Areas of interest may include: (i) senior management (C-suite) experience, (ii) global business experience, (iii) accounting or financial expertise, (iv) innovation experience, (v) agriculture and related industry experience, (vi) sustainability/ESG experience, (vii) government, public affairs, or regulatory experience, (viii) human capital or talent management experience, (ix) corporate strategy or M&A experience, and (x) public company governance experience. To understand the context in which these skills, diversity and expertise are required, please see the description of the Company in the “Executive Summary” of the Compensation Discussion and Analysis section.

We believe that maintaining a diverse Board membership with varying backgrounds, skills, expertise and other differentiating personal characteristics enhances the quality and diversity of thought in the Board’s deliberations and enables the Board to better represent all of the Company’s constituents. In seeking candidates who possess diversity of experience, background and perspective, the Nominating and Corporate Governance Committee assesses a broad set of candidates whose diversity is based on race/ethnicity, gender, industry experience, type of position held, and other board experience. In addition, we have set a goal of at least one-third female directors by the end of 2026 and thereafter, subject to periods of director transitions. Whenever feasible, women and minorities will be included in the initial pool of candidates when selecting new director nominees. In addition to reviewing a candidate’s background and accomplishments, candidates are evaluated in the context of the current composition of the Board and the evolving needs of the Company.

The foregoing considerations were all applied by the Nominating and Corporate Governance Committee during a thorough process, including the assistance of a third-party search firm, to recruit a suitable candidate to fill an additional Board seat. As a result of that process, the Board has decided to nominate Kathy L. Fortmann, CEO of Acomo Amsterdam Commodities N.V., as a candidate for election at the upcoming annual meeting.

The table below highlights the qualifications and experience of each director nominee to be a member of our Board of Directors, identifying the unique capabilities and perspectives that he or she brings to effectively represent the interests of our stockholders and also to effectively oversee and advise management. While a dot notation indicates competency or experience in the relevant area, this summary is not intended to be an exhaustive list of each director nominee’s capabilities, skills or insights which are valued by the Board. Mr. Cordeiro and Mr. Davidson, or 18% of the Board as currently constituted, identify as racially or ethnically diverse.

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FMC Corporation Board of Directors — 2022 Nominees	Pierre Brondeau	Eduardo Cordeiro	John Davidson	Mark Douglas	Kathy Fortmann	C. Scott Greer	K’Lynne Johnson	Dirk Kempthorne	Paul Norris	Margareth Øvrum	Robert Pallash	Vincent Volpe
KEY SKILLS/ COMPETENCIES
Senior Management (C-suite) Experience	●	●	●	●	●	●	●	●	●	●		●
Global Business Experience — managed multinational/global business	●	●	●	●	●	●	●		●	●	●	●
Accounting or Financial Expertise — meets SEC audit committee financial expert standard or current/former CPA		●	●			●
Innovation Experience — experience managing innovation, R&D, or information technology	●	●		●			●			●
Agriculture Industry experience — managed business involved in agriculture or has served as director >3 years on ag-related company	●	●		●	●	●	●	●	●	●	●	●
Sustainability/ESG Experience — experience on sustainability issues or managed organization with significant environmental, health or safety issues	●	●		●	●		●	●	●	●	●	●
Government/Public Affairs/Regulatory Experience — experience as former government official, public affairs professional or regulator, or management of regulated business	●			●				●	●			●
Human Capital/Talent Management Experience — managed large organization or HR function	●	●	●	●		●	●	●	●	●	●	●
Corporate Strategy/M&A Experience — managed corporate strategy or significant M&A transactions	●	●	●	●	●	●	●		●			●
Public Company Governance Experience — experience as officer or director of public company	●	●	●	●		●	●	●	●	●	●	●
DIVERSITY
Female					●		●			●
Racially/Ethnically Diverse		●	●

The professional experience, qualifications, skills and expertise of each director nominee is set forth below.

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Nominees for Director

New Term Expiring in 2023

Pierre Brondeau
Principal Occupation: Former Executive Chairman, Chief Executive Officer and President of FMC Corporation Age: 64 Director Since: 2010 Non-Independent Director, Chairman of the Board

Mr. Brondeau has served as Chairman of the Board since October 2010, and was also Chief Executive Officer of FMC from January 2010 until May 2020, President from January 2010 until May 2018, and Executive Chairman from June 2020 to April 2021. Before joining the Company as President and Chief Executive Officer in January 2010, Mr. Brondeau served as President and Chief Executive Officer, Dow Advanced Materials Division, until his retirement in September 2009. Prior to Dow’s acquisition of Rohm and Haas Company in April 2009, he was President and Chief Operating Officer of Rohm and Haas from May 2008. Mr. Brondeau held numerous executive positions during his tenure at Rohm and Haas from 1989 through May 2008.

Other Board Experience

Mr. Brondeau is a member of the Board of Directors of TE Connectivity, and is Chairman of the Board of Directors of Livent Corporation.

Qualifications

Mr. Brondeau has extensive senior executive leadership experience at large multi-national public companies engaged in the specialty materials and chemicals industries, as well as many years of international business experience in the United States and Europe. In addition, he has significant expertise in finance and mergers and acquisitions, as well as other areas of business, all of which make him an important contributor to the Board. He has a Ph.D. in Biochemical Engineering.

Eduardo E. Cordeiro
Principal Occupation: Former Executive Vice President, Chief Financial Officer, and President, Americas Region, of Cabot Corporation, a global specialty chemicals and performance materials company
Age: 54
Director Since: 2011
Independent Director, Audit Committee Chair

Mr. Cordeiro served as Executive Vice President and Chief Financial Officer of Cabot Corporation from 2009 until May 2018, and served as an advisor to Cabot through the remainder of 2018. From 2014 to 2018 he also served as President, Americas Region. He joined Cabot in 1998 and has held several corporate, business and executive management positions including General Manager of Cabot’s Fumed Metal Oxides and Tantalum businesses and Vice President of Corporate Strategy. Prior to joining Cabot, Mr. Cordeiro was a consultant with The Boston Consulting Group and a founding partner of The Economics Resource Group.

Other Board Experience

Mr. Cordeiro is a member of the Board of Directors of Owens Corning.

Qualifications

Mr. Cordeiro brings extensive strategy, finance and chemical industry experience to the Board. He has developed corporate strategy experience working for The Boston Consulting Group and more specifically chemical industry strategy experience leading Cabot’s corporate strategy function. He also brings deep financial experience having held multiple finance roles at Cabot throughout his twenty-year career, including, most recently, the CFO position. Mr. Cordeiro also brings operational and chemical industry business experience to the Board having been General Manager for two of Cabot’s core specialty chemical businesses. Mr. Cordeiro meets the SEC requirements for an “audit committee financial expert” and is “financially literate” as defined by the NYSE.

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Carol Anthony (“John”) Davidson
Principal Occupation: Former Senior Vice President, Controller and Chief Accounting Officer of Tyco International Age: 66 Director Since: 2020 Independent Director

Mr. Davidson was elected to the Company’s Board of Directors in July 2020. He served as Senior Vice President, Controller and Chief Accounting Officer of Tyco International from 2004 to 2012 where he led financial reporting, internal controls and accounting policies and processes. Prior to Tyco, Mr. Davidson held senior global leadership positions in finance and related disciplines at Eastman Kodak Company and Dell Computer Corporation. He is a Certified Public Accountant and began his career at Arthur Andersen & Co.

Other Board Experience

Mr. Davidson is a board member of TE Connectivity and International Flavors & Fragrances. He previously was a director at Allergan, Plc., DaVita, Inc., Pentair, Plc., and Legg Mason, Inc., and served on the board of governors of the Financial Industry Regulatory Authority, which regulates and oversees the U.S. financial industry in the interest of investor protection and market integrity.

Qualifications

Mr. Davidson was a trustee of the Financial Accounting Foundation, an organization that oversees the processes for setting financial accounting and reporting standards in the U.S. He has a strong track record of building and leading global teams and implementing governance and controls processes. He brings to the Board his extensive experience as a finance leader in global corporations across multiple industries. Mr. Davidson meets the SEC requirements for an “audit committee financial expert” and is “financially literate” as defined by the NYSE.

Mark Douglas
Principal Occupation: President and CEO, FMC Corporation Age: 59 Director Since: 2020 Non-Independent Employee Director

Mr. Douglas was appointed President and Chief Executive Officer on June 1, 2020. He previously served as President and Chief Operating Officer of FMC since June 2018. He joined FMC in March 2010 as Vice President, Global Operations and International Development, and has served as President of the Industrial Chemicals Group and President of the Agricultural Solutions business. Mr. Douglas joined FMC from The Dow Chemical Company where he was Vice President, President Asia, Dow Advanced Materials. Prior to Dow, he was Corporate Vice President, President Asia, Rohm and Haas Company, based in Shanghai. During his twenty-one years with Rohm and Haas, Mr. Douglas held sales, marketing and executive management positions in London, Singapore, Shanghai and Philadelphia.

Other Board Experience

Mr. Douglas is a director of Quaker Houghton and is a member of the Crop Life International Board of Directors. He also serves on the Board of Trustees of the Pennsylvania Academy of the Fine Arts.

Qualifications

Mr. Douglas has more than thirty years of global business and operational experience in the chemical industry, including most of the last eleven years leading FMC’s agricultural business, which is now FMC’s sole business segment.

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Kathy L. Fortmann
Principal Occupation: CEO of Acomo Amsterdam Commodities N.V. Age: 55 Director Since: Nominee Independent Director Nominee

Since September 2021, Ms. Fortmann has served as CEO of Acomo Amsterdam Commodities N.V., a Euronext Amsterdam listed natural food ingredients company, focusing on spices, nuts, edible seeds, tea, food ingredients and organic ingredients. Ms. Fortmann began her career with DuPont where she held many technical and business roles over her fifteen years there, including serving as Business Director from 2002 to 2005. After leaving DuPont in 2005, Ms. Fortmann spent twelve years at Cargill Inc., leading its progressively larger and more complex food ingredient businesses. She was promoted to the executive team and was appointed to helm Cargill Business Services until she left the company in September 2017 to join Royal FrieslandCampina N.V. as President, FrieslandCampina Ingredients. In her three years there, she restructured their food ingredients business. In April 2020, she joined International Flavors & Fragrances Inc. where she led the integration of the company and DuPont’s ingredients businesses to form the largest ($6 billion) business within International Flavors & Fragrances from 2020 to 2021.

Other Board Experience

Ms. Fortmann served on the Board of Directors of James Finlay Limited from December 2019 to September 2021.

Qualifications

With approximately one quarter of the Company’s business being in EMEA, Ms. Fortmann’s experience living and working in the European market since 2006 will provide a valuable perspective on the Board. Further, Ms. Fortmann has significant experience managing global business operations in industries directly connected to agriculture. Her background related to sustainability and mergers and acquisitions also makes her well qualified to serve as a director.

C. Scott Greer
Principal Occupation: Retired principal in Greer and Associates Age: 71 Director Since: 2002 Independent Director, Compensation Committee Chair

Beginning in June 2006, Mr. Greer was a principal in Greer and Associates, a private investment management firm, until his retirement in 2021. Until June 2005, he was Chairman, President and Chief Executive Officer of Flowserve Corporation, a manufacturer of industrial flow management equipment. He served as Chairman from April 2000 and as its President and Chief Executive Officer from January 2000. Mr. Greer joined Flowserve Corporation in 1999 as President and Chief Operating Officer. Prior to joining Flowserve, Mr. Greer was President of UT Automotive, a subsidiary of United Technologies Corporation, a supplier of automotive systems and components, from 1997 to 1999. He was President and a director of Echlin, Inc., an automotive parts supplier, from 1990 to 1997, and its Chief Operating Officer from 1994 to 1997.

Other Board Experience

Mr. Greer served on the Board of Directors of Washington Group from 2002 to 2007. He was also a member of the Board of Directors of eMedicalFiles, Inc.

Qualifications

Mr. Greer’s experience in senior executive roles, including as Chairman and CEO of a publicly-traded global manufacturing operation, as well as his service as a director of other public companies, have given him deep expertise in the governance and operation of large multinational companies as well as in the management of business activities across North America, South America, Europe and Asia. His tenure with Flowserve Corporation, a supplier of equipment to chemical companies, provided him with significant knowledge of the chemical industry. Finally, having passed the CPA exams, he has financial expertise which enhances his contribution to the Board.

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K’Lynne Johnson
Principal Occupation: Former CEO, President and Executive Chair of Elevance Renewable Sciences, Inc., a global specialty chemicals company Age: 53 Director Since: 2013 Independent Director

Ms. Johnson was Executive Chair of Elevance Renewable Sciences, Inc. from October 2015 until the end of February 2016. Prior to being named Executive Chair, Ms. Johnson served for eight years as CEO and President. Elevance products and technologies are used in personal care products, detergents and cleaners, lubricants and additives, engineered polymers and other specialty chemicals markets. Previously, Ms. Johnson served as Senior Vice President of the Global Derivatives operating company within BP Innovene, one of the world’s largest global petrochemical and refining companies. She has served in a variety of leadership and executive positions for twenty-five years at Amoco, BP Chemicals, Innovene and Elevance.

Other Board Experience

Ms. Johnson is the Chair of the Board of Directors of Trinseo S.A. and is a member of the Board of Directors of J.M. Huber Corporation. She became a director of BlueScope Steel Limited in January 2022. She was previously a member of the Board of Directors of TPC Group, Inc. from 2011 to 2012.

Qualifications

As a result of her work experience, Ms. Johnson has acquired significant knowledge of Asia and Europe, markets which represent approximately one half of the Company’s business, as well as new technology and technology development. Given the Company’s patented crop protection technologies and discovery research capabilities, such expertise is invaluable to the Board.

Dirk A. Kempthorne
Principal Occupation: Retired President and CEO, American Council of Life Insurers Age: 70 Director Since: 2009 Independent Director, Sustainability Committee Chair

Governor Kempthorne served as President and CEO of the American Council of Life Insurers from 2010 to 2018. Prior to that, he served as the 49th United States Secretary of the Interior from June 2006 until January 2009. From January 1999 until his appointment as Secretary of the Interior, Governor Kempthorne served as the Governor of Idaho. He was also a United States Senator representing the State of Idaho from 1993 to 1999 and was the Mayor of Boise, Idaho from 1986 to 1993. Governor Kempthorne has been Chairman of the National Governors Association, Chairman of the Western Governors Association and President of the Council of State Governments. He also served as a member of the Homeland Security Task Force.

Other Board Experience

Governor Kempthorne is a member of the Board of Directors of Olympic Steel, and also serves on the Board of Directors of Robert Half International.

Qualifications

Governor Kempthorne’s lengthy experience in government, both on the federal and state level, makes him well qualified to serve as a director of the Company, which interfaces with numerous regulatory agencies in several facets of its operations. In his various governmental positions, Governor Kempthorne was responsible for submitting budgets for governmental entities, fulfilling fiduciary responsibilities for the proper use of such funds, addressing inquiries from rating agencies and adhering to the highest accounting and ethical standards.

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Paul J. Norris
Principal Occupation: Retired Chairman and Chief Executive Officer of W. R. Grace & Co., a manufacturer of specialty chemicals
Age: 74
Director Since: 2006
Independent Director, Nominating Committee Chair

Until May 2005, Mr. Norris served as Chairman and Chief Executive Officer of W. R. Grace & Co., a manufacturer of specialty chemicals. Mr. Norris was actively engaged in W. R. Grace’s businesses for the six years prior to his retirement as Chief Executive Officer. He resigned as a member of W. R. Grace’s Board of Directors in February 2010. Mr. Norris joined W.R. Grace as President and CEO in November 1998 and became Chairman in January 1999. Prior to joining W.R. Grace, Mr. Norris was at AlliedSignal Inc. (now known as Honeywell) for nine years and served as Senior Vice President and President, Specialty Chemicals, from 1997 to 1998; President, AlliedSignal Polymers Division from 1994 to 1997; and President, AlliedSignal Chemicals & Catalysts (formerly Fluorine Products Division) from 1989 to 1994. From 1981 to 1989, Mr. Norris served in various executive capacities with Engelhard Corporation (now a part of BASF Corporation), including President of Catalysts and Chemicals, Senior Vice President and General Manager of Catalysts, and Vice President and Business Director for Petroleum Catalysts.

Other Board Experience

Mr. Norris has previously served on the Board of Directors of Borden Chemicals, Inc., Ecolab, Inc. and Nalco Holding Company, and he served as the Non-Executive Chairman of the Board of Directors of Sealy Corporation. He also previously performed advisory services for Kohlberg Kravis Roberts & Co.

Qualifications

As the former Chairman and CEO of a specialty chemical company and with over thirty-five years in the chemical industry, as well as a director on public company boards of directors, Mr. Norris has significant business and corporate governance experience relevant to the Company which makes him well qualified to serve as a director.

Margareth Øvrum
Principal Occupation: Retired Executive Vice President, Development & Production Brazil of Equinor ASA, an international oil and gas exploration and production company, and President of Equinor Brazil
Age: 63
Director Since: 2016
Independent Director

Until her retirement in January 2021, Ms. Øvrum served as Executive Vice President of Equinor ASA (formerly known as Statoil ASA) and served on the company’s Corporate Executive Committee, to which she had been appointed in 2004. In October 2018, she was named Executive Vice President, Development & Production Brazil. Over her career, Ms. Øvrum has had global responsibility for new energy, health, safety & environment, technology, research, procurement, projects and drilling. Prior to her current position, she held numerous senior leadership positions within Equinor, including Executive Vice President, Technology, Projects & Drilling; Executive Vice President, Technology and New Energy; Executive Vice President, Health, Environment and Safety; Senior Vice President, Operations Support; Vice President, Veslefrikk Field; and Platform Manager.

Other Board Experience

Ms. Øvrum was appointed to the Board of Directors of TechnipFMC on October 1, 2020, became a director of Harbour Energy in April 2021 and Transocean Ltd. in May 2021. She was formerly a member of the Board of Directors of Alfa Laval AB, Atlas Copco, and Ratos.

Qualifications

Ms. Øvrum’s strong operations background provided her with deep experience in process technology, safety, sustainability and environmental management, all of which are critically important to a chemical company. Further, her wide international view and exceptional knowledge of European markets, where the Company has approximately one quarter of its business, acquired while executing very large projects in a number of different countries, make her a valuable contributor to the Board of the Company. Her experience in Brazil, which is a significant market for the Company, also enhances her value as a director.

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Robert C. Pallash
Principal Occupation: Retired President, Global Customer Group and Senior Vice President of Visteon Corporation, an automotive parts manufacturer Age: 70 Director Since: 2008 Independent Director

Until December 2013, Mr. Pallash served as President, Global Customer Group and Senior Vice President of Visteon Corporation, an automotive parts manufacturer, since January 2008. From August 2005 to January 2008, Mr. Pallash was Senior Vice President, Asia Customer Group for Visteon. He joined Visteon in September 2001 as Vice President, Asia Pacific. Visteon filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in May 2009 and exited in October 2010. Prior to joining Visteon, Mr. Pallash served as President of TRW Automotive Japan from 1999.

Other Board Experience

Mr. Pallash is a member of the Board of Directors of Livent Corporation. Previously, he served on the Board of Directors of Halla Climate Controls in South Korea, a majority-owned subsidiary of Visteon Corporation.

Qualifications

Mr. Pallash’s international experience, particularly in Asia where the Company has approximately one-quarter of its business, enables him to bring significant value as a member of the Board. Mr. Pallash is “financially literate” as defined by the NYSE.

Vincent R. Volpe, Jr.
Principal Occupation: Chairman, CEO, President and Principal of the LeHavre Athletic Club, France’s oldest professional soccer team Age: 64 Director Since: 2007 Independent Director, Lead Director

In 2015 Mr. Volpe became Chairman, CEO, President and Principal of the LeHavre Athletic Club, France’s oldest professional soccer team. Until September 2015, Mr. Volpe was the Chief Executive Officer, President and a director of Dresser-Rand Group, Inc., a leading supplier of rotating equipment solutions to the worldwide oil, gas, petrochemical and process industries. He had served in those positions since his election in September 2000. Previously he served as Chief Operating Officer of Dresser-Rand Group, Inc. from 1999 until September 2000. After joining Dresser-Rand in 1981, Mr. Volpe held several diverse management positions. He served as President, Turbo Products Division from 1997-1999; President-Europe from 1996-1997; Vice President and General Manager, Turbo Products Division-European Operations from 1993-1996; Executive Vice President, European Operations from 1992-93; and Vice President, Marketing and Engineering, Steam & Turbo Products-European Operations.

Other Board Experience

Mr. Volpe is an advisor to the Board of Directors of Archbishop Walsh High School (Olean, NY). He previously served as Vice Chairman of the Board of Directors of eCORP International LLC.

Qualifications

Based on his previous role as the CEO of a large manufacturing company, as well as other significant positions within that company, Mr. Volpe has the senior executive, operating and corporate governance experience necessary to provide valuable oversight to the Company in the conduct of its business. His significant international experience and linguistic capabilities are also of great advantage to the Company, with 75% of its business outside of North America. Mr. Volpe is “financially literate” as defined by the NYSE.

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IV.   INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings

During 2021, the Board of Directors held two in-person meetings and three virtual meetings. All incumbent directors attended at least 75% of the total number of meetings of the Board and all Committees on which they served.

Committees and Independence of Directors

The Board of Directors has five standing Committees: an Audit Committee, a Compensation and Organization Committee, a Nominating and Corporate Governance Committee, an Executive Committee, and a Sustainability Committee.

The Audit Committee, Compensation and Organization Committee, Nominating and Corporate Governance Committee and Sustainability Committee are all composed of non-employee directors, each of whom has been determined by the Board to be independent on the basis set forth below. With the exception of the Chairman of the Board (Mr. Brondeau) and the President and Chief Executive Officer (Mr. Douglas), no director or nominee is currently, or was within the past three years, employed by the Company, its subsidiaries or affiliates. Mr. Brondeau was employed by the Company until April 27, 2021.

With the exception of Mr. Brondeau, the Board has affirmatively determined that none of the non-employee directors has any material business, family or other relationship with the Company, its subsidiaries or affiliates other than as a director, and that they all qualify as independent. Specifically, the independent directors are Messrs. Cordeiro, Davidson, Greer, Kempthorne, Norris, Pallash, and Volpe, Ms. Johnson and Ms. Øvrum, and, if elected, Ms. Fortmann. In order to be considered independent by the Board, a director or nominee must meet the requirements set forth in the SEC and New York Stock Exchange (“NYSE”) rules regarding independence. Mr. Brondeau ceased to be an employee of the Company on April 27, 2021 and he serves as a non-employee director; however, he is not considered to be independent under NYSE rules as he was an employee of the Company within the last three years.

Certain of our non-employee directors, namely Ms. Øvrum and Mr. Kempthorne, serve as outside directors for companies with which FMC conducts an immaterial amount of business in the ordinary course, such as the purchase or sale of goods and services. Additionally, Mr. Brondeau and Mr. Pallash serve as outside directors for Livent Corporation (“Livent”). FMC was party to certain transitional agreements with Livent in connection with Livent’s IPO in October 2018 and FMC’s spin-off of Livent effective March 1, 2019. The Board has determined that none of these FMC non-employee directors has a material interest in these transactions given that their sole relationship with the companies is as an outside director. On the basis of its evaluation, the Board has concluded that Ms. Øvrum and Messrs. Brondeau, Kempthorne and Pallash meet the independence standards applied by the Board, though, as noted above, Mr. Brondeau is not considered independent under NYSE rules due to his prior recent employment with the Company.

Audit Committee

The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, include:

•	Review the effectiveness and adequacy of the Company’s internal controls
•	Review and discuss with management significant issues regarding accounting principles, financial reporting, financial statement presentation, and judgments made in the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles
•	Review the annual report, proxy statement and periodic SEC filings such as the Company’s reports on Form 10-K and 10-Q, including Management’s Discussion and Analysis, and ensure that the Company’s financial reports fairly represent its operations
•	Review the effectiveness, scope and performance of activities of the independent registered public accounting firm and the internal auditor function
•	Review significant changes in accounting policies
•	Select the independent registered public accounting firm and confirm its independence
•	Review potentially significant litigation
•	Review federal income tax issues

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•	Review the Company’s policies with respect to risk assessment and risk management, including cyber security and data privacy
•	Review with management the Company’s earnings releases
•	Monitor the Company’s compliance with legal and regulatory requirements
•	Pre-approve audit and non-audit services provided by the independent registered public accounting firm

Members: Mr. Cordeiro (Chair), Mr. Davidson, Mr. Pallash, and Mr. Volpe. The Board of Directors has determined that both Messrs. Cordeiro and Davidson meet the SEC requirements for an “audit committee financial expert” and all current members of the Committee are “financially literate” as required by the NYSE. The Board has also determined that no current Audit Committee member sits on the audit committee of more than three public companies.

Number of Meetings in 2021: 6

Compensation and Organization Committee

The Board of Directors has adopted a written charter that outlines the duties of the Compensation Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”.

The principal duties of this Committee are discussed more fully in the Compensation Discussion and Analysis, and include, among other things:

•	Review and approve compensation policies and practices for senior executives
•	Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and the other executive officers
•	Review as necessary the Company’s compensation programs, policies and practices with respect to risk assessment
•	Review performance and establish the total compensation for the Chief Executive Officer and other senior executives
•	Administer the Company’s Incentive Compensation and Stock Plan and determine whether to authorize any delegation permitted under the plan
•	Review the Compensation Discussion and Analysis and, based on such review, recommend to the Board of Directors that it be included in the annual proxy statement
•	Review stockholder votes and other input on executive compensation practices and independently determine if any changes are necessary
•	Review significant organizational changes and management succession planning
•	Recommend to the Board of Directors candidates for officers of the Company
•	Review the terms of employment agreements, severance agreements, change in control agreements and other compensatory arrangements for senior executives
•	Oversee evaluation of management performance and development
•	Review executive stock ownership guidelines and oversee clawback, hedging, and pledging policies

Members: Mr. Greer (Chair), Ms. Johnson, Mr. Kempthorne and Mr. Norris.

Number of Meetings in 2021: 4

Nominating and Corporate Governance Committee

The Board of Directors has adopted a written charter that outlines the duties of the Nominating and Corporate Governance Committee, including conducting an annual self-assessment, which is within The Statement of Governance Principles, Policies and Procedures. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, include:

•	Review and recommend candidates for director
•	Recommend Board of Directors meeting formats and processes
•	Oversee corporate governance, including an annual review of governance principles
•	Review and approve director compensation policies, including the determination of director compensation
•	Oversee Board of Directors and Committee evaluation procedures
•	Determine director independence
•	Recommend whether to accept or reject a director resignation or take other action, where a director has failed to receive a majority of votes cast in an uncontested director election

Members: Mr. Norris (Chair), Mr. Cordeiro, Mr. Greer, and Ms. Øvrum.

Number of Meetings in 2021: 4

Executive Committee

The Executive Committee acts in place of the Board of Directors when the full Board of Directors is not in session.

Members: Mr. Brondeau (Chair), Mr. Volpe, Mr. Douglas, Mr. Greer and Mr. Cordeiro (Alternate).

Number of Meetings in 2021: The Executive Committee did not meet in 2021.

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Sustainability Committee

The Board of Directors has adopted a written charter that outlines the duties of the Sustainability Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, are to:

•	Review and provide guidance on the Company’s Sustainability programs and progress relating to:

–	Integration of sustainability into the Company’s business strategy and operations
–	Environmental and climate related issues, including progress toward Net Zero
–	Global community engagement and social impact initiatives
–	Diversity and inclusion strategies and initiatives
–	Employee occupational safety and health, and process safety, environmental responsibility and product safety and stewardship

Members: Mr. Kempthorne (Chair), Mr. Davidson, Ms. Johnson, Ms. Øvrum and Mr. Pallash.

Number of Meetings in 2021: 4

Director Who Presides Over Executive Sessions

In accordance with the FMC Corporation Statement of Governance Principles, Policies and Procedures, the non-employee members of the Board of Directors meet in regularly scheduled executive sessions without management. The Lead Director, Mr. Volpe, presides over these sessions.

See the section below entitled “Board Leadership Structure” for additional information regarding the role of the Lead Director. In addition, see the section below entitled “Communicating with the Board” for procedures for communicating with the Lead Director.

Director Compensation

Overview

The Company believes that having quality non-employee directors is critical to our success. Non-employee directors represent the interests of our stockholders, and they contribute their experience and wisdom to guide our Company, our strategy and our management. The Board believes that compensation for directors should reflect the work required in both their ongoing oversight and governance role, and their continuous focus on driving long-term performance and stockholder value.

Review Process

The Nominating and Corporate Governance Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our directors. The full Board reviews the Nominating and Corporate Governance Committee’s recommendations and determines the amount of director compensation. The Nominating and Corporate Governance Committee is empowered to engage outside advisors, experts, and others to assist it. The Nominating and Corporate Governance Committee periodically reviews assessments prepared by outside consultants that the Committee has engaged in order to gain an understanding of current market levels of compensation being paid for board service and to gauge current practices with respect to the forms of director compensation currently in use.

Our Board compensation for 2021 was established as a result of a process commenced in late 2020, under which the Nominating and Corporate Governance Committee engaged the Rewards Solutions practice at Aon plc (“Aon”) to conduct a director compensation assessment based on peer companies. The assessment analyzed peer company director compensation levels and practices, evaluated the competitiveness of the Company’s director compensation program from multiple perspectives relative to the peer group, and described recent market trends in director compensation. See “Compensation Discussion and Analysis – Compensation Determination Process – Peer Group”.

The Nominating and Compensation Committee intends to benchmark and, if needed, recommend adjusting non-employee director compensation on a biennial basis, and thus, expects to commence a similar process in late 2022.

Compensation Policy For Non-Employee Directors

The Company maintains the FMC Corporation Compensation Policy for Non-Employee Directors, as last amended and restated in April 2021 (the “Director Compensation Policy”). The Director Compensation Policy is not applicable to directors who are also employees of the Company. Accordingly, for so long as Mr. Douglas remains an employee of the Company, Mr. Douglas will receive no additional compensation for his service as a director. For a description of the compensation paid to Mr. Douglas for his service during 2021, see below under the heading “Executive Compensation”.

As discussed below under the section entitled “Board Leadership Structure,” Mr. Brondeau transitioned from Executive Chairman to Non-Executive Chairman of the Board as of April 27, 2021, the date of the 2021 Annual Meeting. In connection with this transition, he became a non-employee director and is compensated in accordance with the Director Compensation Policy.

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Retainer and Fees

Under the Director Compensation Policy, each non-employee director is paid an annual retainer of $100,000. The retainer is paid in quarterly installments in cash, unless the director elects to receive all or part of it in restricted stock units (the “retainer grant”). Audit Committee members receive an additional $5,000 in committee fees for each year. The chairs of the Compensation Committee, Nominating and Corporate Governance Committee and Sustainability Committee are paid an additional $15,000 per year, while the chair of the Audit Committee is paid an additional $20,000 per year. The Lead Director is paid an additional $30,000 per year. The Non-Executive Chairman is paid an additional $150,000 per year.

Restricted Stock Units

Retainer Grant

Retainer grants are awarded to non-employee directors who have elected to receive all or a portion of their retainer in restricted stock units. These grants vest ratably over a one-year period, with accelerated vesting of any unvested restricted stock units upon a change in control of the Company.

Annual Grant

Currently, each non-employee director also receives an annual grant of restricted stock units having a value of $140,000 on the date of grant (the “annual grant”). These restricted stock units vest at the Annual Meeting of Stockholders held in the year following the date of grant or, if sooner, upon a change in control of the Company.

Dividend Equivalent Rights

If a cash dividend is paid to FMC stockholders while a director holds restricted stock units, dividend equivalent rights are credited to the director in the form of additional restricted stock units equal in value to the cash dividend. These dividend equivalent rights will be subject to the same vesting schedule as the underlying restricted stock units to which they relate.

Payment of Vested Restricted Stock Units

A director is permitted to specify, prior to the year in which an annual grant or retainer grant is made, the date upon which he or she wishes to receive payment in Common Stock of the fully vested restricted stock units. In the absence of an election, payment will be made upon the earlier of a director’s cessation of service on the Board or a change in control of FMC. The directors’ ability to sell any distributed shares remains subject to the restrictions of the Company’s Director Stock Ownership Policy, described below.

Mid-Year Cessation of Service

Under the Director Compensation Policy, if a director ceases to serve on the Board prior to the next annual meeting date, all committee, chairman, lead director, and annual retainer (whether in cash or stock) fees will be paid out pro rata based on time served. A director’s annual grant of restricted stock units, on the other hand, will be forfeited in full upon a cessation of service mid-year. However, if the director’s cessation of service is due to the director’s death or disability, the director’s annual retainer (whether in cash or stock) will be paid in full and the director’s annual grant will vest in full.

Other Compensation

The Company supports the charitable donations of directors under its matching gifts plan that provides a dollar-for-dollar match of gifts up to $15,000 per year to certain educational institutions, arts and cultural organizations, and conservation and civic organizations.

No other remuneration is paid to non-employee directors for services as a director of the Company. Non-employee directors do not participate in the Company’s nonqualified deferred compensation plan or employee benefit plans, including, but not limited to, the qualified and nonqualified pension plans.

Director Stock Ownership Policy

We believe that we and our stockholders are best served when non-employee directors oversee the business with a long-term perspective. As such, we adopted stock ownership guidelines, under the belief that stock ownership is an important tool to strengthen the alignment of interests among our non-employee directors and our stockholders, to demonstrate our commitment to sound corporate governance. The Company has established guidelines setting expectations for the ownership of Common Stock by directors. The Director Stock Ownership Policy requires that directors hold a minimum of five times the value of the base annual retainer (the “ownership requirement”), currently $500,000 (five times $100,000). For this purpose, undistributed shares underlying restricted stock units (both vested and non-vested) are considered “held” by a

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director. Shares underlying unexercised stock options, whether such stock options are vested or unvested, are not considered “held” by a director. A director has five years from the date of his or her election to the Board to achieve compliance with the ownership requirement. However, even during the initial five-year phase-in period, directors are not permitted to sell shares of Common Stock, other than to satisfy tax liabilities triggered by Company equity grants, unless they will be in compliance with the ownership requirement (calculated based on the then-current annual cash retainer) immediately following any sale of Common Stock. Compliance with the ownership requirement is measured at the time of any proposed sale or disposition of shares of Common Stock by a director, and after the initial five-year phase-in period, on December 31 of each year. As of December 31, 2021, all the directors who were required to be in compliance with the Director Stock Ownership Policy were in compliance.

DIRECTOR COMPENSATION TABLE 2021

The table below shows the total compensation paid to each non-employee director who served on the Board during 2021.

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	All Other Compensation(3) ($) (d)	Total ($) (e)
Pierre Brondeau(4)	166,667	140,031	—	306,698
Eduardo E. Cordeiro	125,000	140,031	15,000	280,031
Carol Anthony (‘John”) Davidson	105,000	140,031	—	245,031
C. Scott Greer	115,000	140,031	—	255,031
K’Lynne Johnson	100,000	140,031	15,000	255,031
Dirk A. Kempthorne	115,000	140,031	9,000	264,031
Paul J. Norris	115,000	140,031	15,000	270,031
Margareth Øvrum	100,000	140,031	—	240,031
Robert C. Pallash	105,000	140,031	—	245,031
William H. Powell(5)	33,333	—	—	33,333
Vincent R. Volpe, Jr.	135,000	140,031	15,000	290,031

(1)	Messrs. Norris and Volpe each elected to receive his April 2021 – April 2022 annual retainer in RSUs rather than cash, which resulted in the grant of 843 RSUs to each of Messrs. Norris and Volpe on April 27, 2021. Mr. Davidson had similarly elected to receive his annual retainer for the period ending April 2021 in RSUs rather than cash, which resulted in the grant of 780 RSUs to Mr. Davidson on July 13, 2020, 318 of which were attributable to his service from January 1, 2021 to April 27, 2021. All RSU grants described in this footnote are reported in cash amounts earned.
(2)	The amounts in Column (c) reflect the grant date fair value of directors’ stock awards for 2021 computed in accordance with FASB ASC Topic 718. See Note 16 to the Consolidated Financial Statements contained in the Company’s report on Form 10-K for the year ended December 31, 2021 for the assumptions used in the valuations that appear in this column. The grant date for all directors was April 27, 2021. In each case, the number of shares granted was based on our closing price on the grant date. The aggregate number of unvested FMC restricted stock units outstanding at fiscal year-end for each non-employee director was as follows: Mr. Brondeau, 1,180; Mr. Cordeiro, 1,180; Mr. Davidson 1,180; Mr. Greer, 1,180; Ms. Johnson, 1,180; Mr. Kempthorne 1,180; Mr. Norris, 1,450; Ms. Øvrum, 1,180; Mr. Pallash, 1,180; Mr. Powell, 0; and Mr. Volpe, 1,450.
(3)	This amount consists of Company charitable donations under the matching gifts plan, which are limited to $15,000 per director per year.
(4)	Mr. Brondeau became a non-employee director effective as of our annual meeting of stockholders on April 27, 2021, and his compensation as a non-employee director is reflected in the table above. Prior to becoming a non-employee director, Mr. Brondeau served as our Executive Chairman until April 27, 2021. In respect of his service as an executive officer during 2021, prior to April 27, 2021, he earned a total of $509,732, which is not reflected in the table above. This amount represents $190,909 in salary, $165,987 in “All Other Compensation” ($11,600 in matching contributions to defined contribution plans, $47,213 in employer core contributions to qualified and non-qualified plans, and $107,174 in dividend equivalent units granted in connection with banked PRSUs), and $152,836 in stock awards.
(5)	Mr. Powell passed away in February 2021.

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Corporate Governance

Communicating with the Board

Stockholders and any interested parties may communicate with the Board of Directors, the Lead Director, or any individual member of the Board as follows: Communications must be in writing, sent care of the Corporate Secretary, FMC Corporation, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104. All communications with the Board, the Lead Director or any individual director will be delivered as addressed.

Director Nomination Process

The Nominating and Corporate Governance Committee and other members of the Board identify candidates for consideration by the Nominating and Corporate Governance Committee. An executive search firm may also be utilized to identify qualified candidates for consideration. The Nominating and Corporate Governance Committee evaluates candidates based on the qualifications for director described in its Charter and summarized in the section above entitled “Director Qualifications and Board Diversity”. The Nominating and Corporate Governance Committee then presents qualified candidates to the full Board of Directors for consideration and selection. The Nominating and Corporate Governance Committee will consider nominees for election to the Board that are recommended by stockholders, applying the same criteria for candidates as discussed above, provided that a description of each nominee’s qualifications for the directorship, experience and background, a written consent by a nominee to act as such, and other information specified in the By-Laws, accompany the stockholder’s recommendation.

In addition to proposing a candidate for possible nomination by the Nominating and Corporate Governance Committee, any stockholder is entitled to directly nominate one or more candidates for election to the Board of Directors in accordance with the Company’s By-Laws. Notice of a stockholder’s intent to nominate one or more candidates for election as directors at the 2023 Annual Meeting must be delivered to the Company at the address set forth below, not later than January 28, 2023. All nominations, together with the additional information required by the Company’s By-Laws, must be sent to the Corporate Secretary, FMC Corporation, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104. A copy of the Company’s By-Laws may be obtained by writing to the Corporate Secretary at the same address. The Board reserves the right not to include such nominees in the proxy statement.

Our by-laws include a proxy access provision which allows a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding Common Stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in Article IV, Section 2 and 2A of our by-laws. Notice of any such nomination for the 2022 Annual Meeting must be received by the Corporate Secretary of the Company at FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104, no earlier than October 12, 2022 nor later than November 11, 2022. However if the date of our 2023 Annual Meeting is more than 30 days before or more than 60 days after April 28, 2023 (the anniversary of the 2022 Annual Meeting) then notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2023 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2022 Annual Meeting and (ii) the tenth day following the day on which notice or prior public disclosure of the date of the 2023 Annual Meeting is given or made to stockholders.

Annual Performance Review

The Board and Committees perform annual self-evaluations of their performance. A lengthy questionnaire is sent to each director covering several topics, including Board structure and composition (and what additional skills, if any, may be needed), preparation of members and whether they stay abreast of issues, understanding of Company strategy, whether expectations and concerns are adequately communicated to the CEO, CEO succession planning procedures, performance of committees, and length and content of Board meetings. Each Committee member also completes a shorter questionnaire assessing the performance of his or her Committee.

After obtaining written responses to the questionnaires, the Corporate Secretary conducts a telephone interview with each director to elicit elaboration of views expressed and any other issues the director wishes to discuss. A written report summarizing the responses from the questionnaires and the telephone interviews is presented to the Nominating and Corporate Governance Committee to determine whether any action is required, with a copy of the report also going to the full Board. Individual responses remain anonymous to ensure complete candor.

Any concern or issue with regard to an individual director’s performance would be reviewed with the Lead Director for discussion with the director and any further action. The Board is committed to ensuring that its members maintain the necessary skills, qualifications, experience and diversity, and the Board will continue to consider and implement changes to the composition of the Board in light of its annual performance evaluations and new skills, if any, required in connection with strategic initiatives.

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Retirement/Resignation Policy for Directors

The Board believes that long-tenured directors can be beneficial because of their deep knowledge of the Company acquired through service, the continuity and stability they offer, and their grasp of the historical perspectives that can inform Company strategy. However, pursuant to our Statement of Governance Principles, Policies and Procedures, it is the policy of the Board that non-employee Directors will not stand for re-election no later than the annual meeting following their 75th birthdays.

In addition, our Statement of Governance Principles, Policies and Procedures requires that a non-employee Director submit his or her resignation from the Board upon termination of his or her active service as an employee of his/her current employer or a significant change in responsibilities. The Nominating and Corporate Governance Committee shall review the situation and make a recommendation to the Board as to whether to accept the resignation. In the case of any such required retirement or resignation, the Board may request that a director who would otherwise be due to retire or resign continue his or her service if (a) the policy would result in multiple director retirements in any 12-month period or (b) the Board deems such service to be in the best interest of our stockholders.

In accordance with our majority voting standard for the election of directors in uncontested elections, incumbent director nominees are required to tender a contingent resignation which would become effective if (i) the nominee does not receive a majority of the votes cast with respect to his or her election at any meeting of stockholders at which directors are being elected and (ii) the Board accepts such resignation.

Directors who are also executive officers of the Company are expected to retire from the Board simultaneous with retirement as an executive of the Company unless requested by the Board to continue as a Board member for an agreed period.

Attendance at Annual Meetings

The Company’s policy is that all directors are expected to attend the Annual Meeting of Stockholders. All incumbent directors attended the 2021 Annual Meeting.

Stockholder Proposals for the 2023 Annual Meeting

Stockholders may make proposals to be considered at the 2023 Annual Meeting. In order to make a proposal for consideration at the 2023 Annual Meeting, a stockholder must deliver notice to the Company at the address set forth below, containing certain information specified in the By-Laws, not less than 60 or more than 90 days before the date of the meeting. However, if the Company provides public disclosure of the date of the 2023 Annual Meeting less than 70 days in advance of the meeting date, then the deadline for the stockholder’s notice and other required information is 10 days after the date of the Company’s notice or public disclosure of the date of the Annual Meeting.

In addition to being able to present proposals for consideration at the 2023 Annual Meeting, stockholders may also be able to have their proposals included in the Company’s proxy statement and form of proxy for the 2022 Annual Meeting. In order to have a stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to the Company at the address set forth below not later than November 11, 2022, and the stockholder must otherwise comply with applicable SEC requirements. If the stockholder complies with these requirements for inclusion of a proposal in the Company’s proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

A copy of the Company’s By-Laws may be obtained by writing to the Corporate Secretary, and all notices referred to above must be sent to the Corporate Secretary, FMC Corporation, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104.

Corporate Governance Documents

The Company’s website is located at www.fmc.com. The following corporate governance documents are posted on the Investor Relations page of the website:

•	Audit Committee Charter
•	Compensation and Organization Committee Charter
•	FMC Statement of Governance Principles, Policies and Procedures (This document includes both the Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Principles.)
•	Sustainability Committee Charter

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Board Leadership Structure

Our Corporate Governance principles provide that the Board should consider the issue of separation of the Chairman and Chief Executive Officer positions under the circumstances prevailing from time to time. For many years, the positions of Chairman of the Board and Chief Executive Officer of the Company had been combined. As announced in 2019, effective June 1, 2020, the positions of Chairman of the Board and Chief Executive Officer of the Company were separated. On that date, Mr. Douglas assumed the office of Chief Executive Officer, and Mr. Brondeau, who had served as our Chairman and Chief Executive Officer from 2010 to 2020, became Executive Chairman. The role of the Executive Chairman was instituted to ensure a stable and orderly succession of the leadership of the Company, provide business continuity in the best interest of the Company’s stockholders, preside at Board meetings and engage as needed with key stakeholders.

Pierre Brondeau retired from his role as Executive Chairman, effective as of our Annual Meeting on April 27, 2021. As of such date, Mr. Brondeau ceased to serve as an executive officer of the Company. Mr. Brondeau’s current term as a director of the Company will expire at the 2022 Annual Meeting. The Board has requested, and Mr. Brondeau has agreed, that he be re-nominated as a director and, assuming his re-election at the 2022 Annual Meeting, that he continue to serve as non-executive Chairman. Assuming his re-election, Mr. Brondeau is expected to continue to serve as a member of the Executive Committee of the Board of Directors.

Vincent R. Volpe, Jr. has served as the Lead Director of the Company since April 2018, and his current term runs through the date of the 2022 Annual Meeting. As set forth in the Corporate Governance Principles, the responsibilities of the Lead Director under this structure include: serving as the liaison between the Chairman and the independent directors, advising on information sent to the Board, calling meetings of the independent directors, and presiding at all meetings at which the Chairman is not present, including executive sessions. The independent directors of the Board have elected C. Scott Greer to serve as Lead Director for a two-year term commencing after the conclusion of the 2022 Annual Meeting, assuming his reelection to the Board of Directors. Upon Mr. Greer becoming Lead Director, he shall step down from being chair of the Compensation Committee; the Board has selected K’Lynne Johnson to become chair of the Compensation Committee at that time and assuming her reelection to the Board of Directors.

Board’s Role in Overseeing the Risk Management Process

As part of the Company’s risk management process, the Board regularly discusses with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps the Company takes to manage them. The Board also reviews the designation of the management person or entity responsible for managing such risks, and evaluates the steps being taken to mitigate the risks. The Board’s monitoring role is carried out by either the full Board or a Committee that reports to the Board, depending on the risk in question. The Board has determined that a separate Risk Committee is not warranted at this time.

Overview of Stockholder Engagement

The Company is committed to engaging with our stockholders. We regularly connect with stockholders throughout the year to answer their questions and solicit their views. In addition, we also conduct a regular outreach process during January and February to solicit stockholder feedback for the Board prior to its review and approval of the proxy statement.

Following the strong stockholder support (90 percent) of our Say on Pay proposal last spring and the engaging conversations with stockholders on environmental, social and governance (ESG) topics over the last year, we conducted another outreach focused on ESG.

During our recent engagement process, we contacted 93 stockholders (representing approximately 75 percent of our shares outstanding) offering to engage with them and held 20 calls or meetings with stockholders (representing approximately 35 percent of our shares outstanding) during this engagement cycle. We discussed our goal to achieve net-zero greenhouse gas emissions by 2035, continued progress on diversity & inclusion objectives, cybersecurity, and governance topics like Board diversity and oversight of sustainability initiatives in the Company.

Additional highlights from those calls included:

•	Investors complimented FMC’s commitment to sustainability for the past decade and alignment with Science Based Targets Institute’s (SBTi) criteria and inclusion of Scope 3 emissions in our net-zero goal
•	Discussion of our focus on “sustainable” product development, the definition of sustainable products, and why that is so important in the agricultural chemicals industry
•	Several investors noted that they have in-house capabilities on assessing companies through an ESG lens as opposed to solely relying on third-party raters and rankers
•	Diversity, equity and inclusion (DEI) topics centered around recruitment and retention programs as well as cascading of DEI goals throughout the organization
•	Executive compensation came up only in the context of whether additional sustainability metrics will be included as performance measures similar to the diversity and inclusion metrics added in 2021

We also contacted both leading proxy advisory services, Institutional Shareholder Services Inc. and Glass Lewis & Co. Glass Lewis accepted our offer and we engaged on similar topics.

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Code of Ethics and Business Conduct Policy

The Company has a Code of Ethics and Business Conduct that applies to all directors, officers (including its Chief Executive Officer, Chief Financial Officer and Controller) and employees. It is posted on the Investor Relations page of the Company’s website at www.fmc.com, under “Governance — Corporate Policies”. The Company intends to post any amendments to, or waivers from, the Code of Ethics and Business Conduct required to be disclosed by either SEC or NYSE regulations on the Governance — Corporate Policies section of the Investor Relations page of the Company’s website.

Compensation and Organization Committee Interlocks and Insider Participation

During the last fiscal year, Messrs. Greer, Kempthorne, Norris and Ms. Johnson served as members of the Compensation Committee. All members of the Compensation Committee during 2021 were non-employee directors, each of whom was determined by the Board to be independent on the basis described in the above section entitled “Committees and Independence of Directors”. None of the current or former members listed above has been an officer or employee of the Company, and no executive officer of the Company has served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during 2021.

Related Party Transactions Policy

The Board of Directors Statement of Policy with respect to Related Party Transactions sets forth the Company’s position and procedures with respect to review, approval or ratification of related party transactions, including the types of transactions addressed by the Policy, and the corporate function responsible for applying the Policy and related procedures.

Under the Policy, “related parties” are defined to include executive officers and directors of the Company and their immediate family members, a stockholder owning in excess of 5% of the Company (or its controlled affiliates), and entities in which any of the foregoing have a substantial ownership interest or control. With respect to any transaction where a related party receives a benefit in excess of a de minimis amount of $5,000 (when aggregated with all similar transactions) the Policy requires that the transaction be pre-approved (or, if less than $120,000, ratified) by the Audit Committee and disclosed where required by SEC rules. The Policy also provides that any related party who is presented with a “corporate opportunity” within the Company’s line of business, must first offer that opportunity to the Company.

Notwithstanding the foregoing, in the case of an ordinary course of business transaction between the Company and an entity of which a director of the Company is an executive officer or significant stockholder of the entity, provided the director does not otherwise have a material interest in the transaction, the Policy provides a different standard for the review and approval of transactions that involve payments in any year to or from the Company in excess of either: (i) 1% of the Company’s annual consolidated revenue for the most recently completed fiscal year or (ii) the greater of $1 million or 1% of the other entity’s consolidated revenue for the most recently completed fiscal year. If the transaction does not exceed the above-mentioned thresholds (and the director does not have a material interest in the transaction), the transaction will be reviewed by the Nominating and Corporate Governance Committee as part of its review of director independence. If the director does have a material interest in the transaction, regardless of whether the above-mentioned thresholds are exceeded, the transaction must be approved or ratified by the Audit Committee in accordance with the preceding paragraph.

In the event of an ordinary course of business transaction that exceeds the above-mentioned thresholds where the director does not have a material interest, the transaction is not required to be pre-approved by the Audit Committee. Instead, the Audit Committee will review the transaction as soon as possible and will determine whether to either ratify or disallow the transaction. In the case of any such transaction associated with prospective directors, review and approval by the Audit Committee must occur prior to the director’s election. After approval or ratification, in each case the director will provide updated information at least annually on the aggregate payments involved in the transaction. This information will be reviewed by the Nominating and Corporate Governance Committee in connection with its review of directors’ independence. If the aggregate amounts involved in the transaction exceed the thresholds noted above, the Audit Committee shall be required again to review and ratify the transaction.

The Related Party Transactions Policy does not apply to transactions available to all employees generally and transactions involving solely matters of executive compensation.

There were no related party transactions required to be approved or ratified by the Audit Committee under the Policy or disclosed pursuant to SEC rules since January 1, 2021.

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V.     SECURITY OWNERSHIP OF FMC CORPORATION

Management Ownership

The following table shows, as of December 31, 2021, the number of shares of Common Stock beneficially owned by each current director or nominee for director, the executive officers named in the Summary Compensation Table, and all current directors, nominees for director and executive officers as a group. Each director or nominee and each executive officer named in the Summary Compensation Table (“NEOs”) beneficially owns less than one percent of the Common Stock.

Name	Beneficial Ownership on December 31, 2021 FMC Common Stock	Percent of Class
Pierre Brondeau(1)†	113,600	*
Eduardo E. Cordeiro(2)	18,182	*
Carol Anthony (“John”) Davidson(2)	1,903	*
Mark Douglas(1)	127,644	*
Kathy L. Fortmann	0	*
C. Scott Greer(2)	61,879	*
K’Lynne Johnson(2)	23,006	*
Dirk A. Kempthorne(2)	42,150	*
Paul J. Norris(2)	73,850	*
Margareth Øvrum(2)	10,891	*
Robert C. Pallash(2)	38,916	*
Ronaldo Pereira(1)	22,157	*
Michael F. Reilly(1)	41,576	*
Andrew Sandifer(1)	55,491	*
Kathleen Shelton(1)	16,511	*
Vincent R. Volpe, Jr.(2)	49,364	*
All current directors, nominees and executive officers as a group — 17 persons(1)(2)	715,328	*

*	Less than one percent of class.
(1)	Shares “beneficially owned” include: (i) shares owned or controlled by the individual; (ii) shares held in the FMC Corporation Savings and Investment Plan for the account of the individual as of December 31, 2021; (iii) restricted stock units that will vest within 60 days of December 31, 2021 (6,540 for Mr. Douglas, 4,109 for Mr. Sandifer, 1,023 for Mr. Pereira, 1,975 for Mr. Reilly, 1,171 for Dr. Shelton, 742 for an executive officer not listed above, and 15,560 for all executive officers as a group); (iv) shares subject to options that are exercisable within 60 days of December 31, 2021 (50,518 for Mr. Douglas, 26,546 for Mr. Sandifer, 7,307 for Mr. Pereira, 27,552 for Mr. Reilly, 7,612 for Dr. Shelton, 12,564 for an executive officer not listed above, and 132,099 for all executive officers as a group); and (v) shares subject to performance-based restricted stock units that will be settled within 60 days of December 31, 2021 (7,520 for Mr. Douglas, 4,728 for Mr. Sandifer, 885 for Mr. Pereira, 2,275 for Mr. Reilly, 1,012 for Dr. Shelton, 644 for an executive officer not listed above, and 17,064 for all executive officers as a group). Item (iii) includes restricted stock units which the holder has no power to vote or dispose of, but in respect of which the holder is entitled to a cash payment equal to the amount of any dividends paid by the Company on its Common Stock.
(2)	Includes vested restricted stock units credited to individual accounts of non-employee directors (see section above entitled “Director Compensation”). The number of restricted stock units credited to directors included in the table above is as follows: Mr. Brondeau, 52,909; Mr. Cordeiro, 12,411; Mr. Davidson, 1,903; Ms. Fortmann, 0; Mr. Greer, 19,724; Ms. Johnson, 21,290; Mr. Kempthorne, 34,375; Mr. Norris, 66,850; Ms. Øvrum, 10,891; Mr. Pallash, 38,916; and Mr. Volpe, 49,364; and all directors as a group, 308,633. Directors have no power to vote or dispose of shares represented by restricted stock units until the shares are distributed and, until such distribution, directors have only an unsecured claim against the Company. The holders of these restricted stock units will be credited with additional restricted stock units having a value equal to the amount of any dividends paid by the Company on its Common Stock. Previously credited amounts are included in the table above.
†	Mr. Brondeau retired from his role as Executive Chairman of the Company and was elected non-executive Chairman of the Board effective April 27, 2021.

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Other Security Ownership

Based on available information, the persons listed below beneficially own more than five percent of the Company’s outstanding shares of Common Stock as of December 31, 2021:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group, Inc.	13,809,336 shares	(1)	10.89%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	10,130,103 shares	(2)	8.0%
55 East 52nd Street
New York, NY 10055
Wellington Management Group LLP	8,454,330 shares	(3)	6.67%
280 Congress Street
Boston, MA 02210

(1)	Based on a Schedule 13G/A filing dated February 10, 2022, as of December 31, 2021, The Vanguard Group, Inc. had shared voting power as to 204,628 shares, sole dispositive power as to 13,293,537 shares and shared dispositive power as to 515,799 shares.
(2)	Based on a Schedule 13G/A filing dated February 1, 2022, as of December 31, 2021, BlackRock, Inc. had sole voting power as to 8,764,770 of such shares and sole dispositive power as to all of the shares.
(3)	Based on a Schedule 13G filing dated February 4, 2022, as of December 31, 2021, Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP had shared voting power as to 7,464,420 of such shares and shared dispositive power as to all of the shares. Wellington Management Company LLP had shared voting power as to 7,061,538 of such shares and shared dispositive power as to 7,492,930 of the shares.

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VI.    EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion & Analysis describes the philosophy, objectives, process structure and additional aspects of our 2021 executive compensation program. This section is intended to be read in conjunction with the tables which immediately follow, which provide further historical compensation information for our named executive officers (“NEOs”) as identified below.

The NEOs in 2021 were:

Mark Douglas	President and Chief Executive Officer
Andrew Sandifer	Executive Vice President and Chief Financial Officer
Ronaldo Pereira(1)	Executive Vice President and President, FMC Americas
Michael F. Reilly	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Kathleen Shelton(1)	Executive Vice President and Chief Technology Officer
†	Mr. Pereira and Dr. Shelton were appointed as executive officers on December 16, 2021.

Quick CD&A Reference Guide

Executive Summary Section I	28
Objectives and Philosophy Section II	32
Compensation Determination Process Section III	32
Components of Executive Compensation Section IV	34
Additional Compensation Policies and Practices Section V	46

Executive Summary

Financial Highlights

FMC posted solid results in 2021, despite numerous supply chain challenges and significant cost headwinds related to the COVID-19 pandemic. FMC grew revenue by 9% in 2021 as compared to 2020, and grew 8% organically excluding the impact of foreign currency. FMC’s long-term fundamentals remain solid, driven by our balanced geographic and crop exposure, as well as a technologically advantaged portfolio.

2021 highlights include, as compared to 2020 results:

•	Revenue of $5 billion, representing a 9% increase and 8% organic growth. On a regional basis, sales in Asia increased 13% (+10% organically), sales in Europe, Middle East and Africa decreased by 1% (-4% organically), sales in Latin America increased by 12% (+14% organically), and sales in North America increased 8%.
•	GAAP net income of $734 million, representing a 33% increase
•	Adjusted EBITDA of $1.324 billion, representing a 6% increase
•	GAAP earnings of $5.70 per diluted share, representing a 35% increase
•	Adjusted earnings per diluted share of $6.93, representing a 12% increase
•	GAAP cash flow from operations of $899 million, representing a 22% increase
•	Free cash flow of $713 million, representing a 31% increase

All of the aforementioned achievements are reflective of our culture, our people and our accomplishment of strategic business goals. Further, we believe our executive team has been properly motivated through our executive compensation program to focus on the achievement of these goals, both in the short term and long term. We realize that an intense focus on the long-term health and direction of the Company is essential. As such, our executive compensation program has been carefully constructed to appropriately motivate executives to accomplish short-term objectives that are part of our strategy and to create long-term, sustainable stockholder value, and it predominantly rewards executives for the achievement of various goals. In fact, we link a significant portion of compensation, including approximately 85% of our CEO’s compensation, directly to key measures of our corporate performance – including adjusted earnings, operating cash flow and share price performance (both absolute and relative).

As an important input to our process, our Compensation Committee and management have also continued to engage in broad stockholder engagement and dialogue regarding our corporate governance, including executive compensation.

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In the process, we have established critical feedback channels to ensure that we receive and consider such input. Incorporating stockholder feedback continues to be a vibrant and consistent part of the compensation design process.

For a discussion of certain non-GAAP financial measures referred to in this proxy statement, including Adjusted Earnings, Adjusted EBITDA, Adjusted earnings per share, free cash flow, and Three-Year Cumulative Operating Cash Flow, see “Components of Executive Compensation” below. For a discussion of other non-GAAP financial measures referred to in this proxy statement, including organic revenue change, as well as a reconciliation of these items to the most directly comparable financial measures calculated and presented in accordance with GAAP, reference is made to the sections captioned “Results of Operations - 2021, 2020 and 2019 – Organic Revenue Growth Reconciliation” on p. 26 and “Liquidity and Capital Resources – Free Cash Flow” on p. 36, in each case of our Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022. We believe that organic revenue growth, a non-GAAP measure, is helpful to management and investors as measures of operating performance because it excludes various items that do not relate to or are not indicative of operating performance. Organic revenue growth should not be considered as a substitute for revenue reported in accordance with GAAP.

Leadership Transitions

Pierre Brondeau, our Executive Chairman since June 2020, retired from the Company as an executive officer and was elected non-executive Chairman of the Board effective April 27, 2021. Assuming that Mr. Brondeau is reelected as a director at the 2022 Annual Meeting, Mr. Brondeau will continue to serve as non-executive Chairman of the Board. See the discussion above under “Corporate Governance-Board Leadership Structure,” for more information about the Board’s determination to maintain a governance structure that includes a non-executive, non-independent Chairman and a separate Lead Director, which is intended to ensure continuity and strong and effective leadership at this time.

Key Aspects of Our 2021 Executive Compensation Program

Base Salaries

Mr. Douglas, our President and CEO, received a base salary increase of 5.0%. Also, as part of the continuation of the gradual, multi-year transition to bring the base salaries of Messrs. Sandifer and Reilly into alignment with the market median for their positions, their base salaries were increased 10.0% and 8.0% respectively. Mr. Pereira and Dr. Shelton first became executive officers on December 16, 2021.

Annual Incentive Opportunity

Company-wide performance accounted for 70% of the annual incentive performance goals; individual performance goals accounted for the other 30%.
Adjusted Earnings was maintained as the sole Company-wide metric for Messrs. Douglas, Sandifer and Reilly, with Free Cash Flow added in 2020 as a modifier.
The Compensation Committee set the Adjusted Earnings target at a level that it considered rigorous and challenging to achieve. The target was set meaningfully (5%) above the prior year levels.
The Adjusted Earnings goal had a threshold performance level of approximately 90% of target, which must be exceeded in order for any payout to be earned.
Adjusted EBITDA was set as a Company-wide metric for Mr. Pereira and Dr. Shelton, and was set at a demanding level and with the same Free Cash Flow modifier as was used in conjunction with the Adjusted Earnings metric. Regional operating profitability was set as the other metric for Mr. Pereira, with a corresponding cash flow modifier.

The target opportunity percentages for Messrs. Douglas, Sandifer and Reilly were increased to 125% from 110%, to 85% from 80%, and to 70% from 65%, respectively, as part of the continuation of the multi-year program to bring them each closer to the market median for their positions. The target opportunity percentages for Mr. Pereira and Dr. Shelton were 70% and 60%, respectively.

Adjusted Earnings were $895 million, compared to a target of $847 million, a target set above the prior year level. Free Cash Flow was $713 million, above the maximum performance level of $620 million which resulted an additional 10% increase in the final rating. Adjusted EBITDA was $1,324 million, compared to a target of $1,288 million, and the corresponding rating was subject to the same Free Cash Flow Modifier and corresponding 10% increase in the final rating.

Long-Term Incentive Awards

The primary (70%) performance metric for the performance-based RSUs remained TSR relative to a custom peer group using the S&P 1500 Composite Chemical Index plus select additional companies.
The secondary (30%) performance metric, three-year cumulative operating cash flow, remained.
Performance-based RSUs again represented 50% of the long-term equity granted to Mr. Douglas, 40% of the long-term equity granted to Messrs. Sandifer and Reilly, and 33.3% for Mr. Pereira and Dr. Shelton.
Time-based RSUs represented 20% of the total long-term equity grants to Mr. Douglas, 30% of the grants to Messrs. Sandifer and Reilly, and 33.3% of the grants to Mr. Pereira and Dr. Shelton.
Stock options again represented 30% of the total long-term equity grants to Mr. Douglas, 30% of the grants to Messrs. Sandifer and Reilly, and 33.3% of the grants to Mr. Pereira and Dr. Shelton.
•	2019-2021 Performance-Based RSUs Payout. The performance-based RSUs granted in 2019 were the first to include both the relative TSR primary metric and the three-year cumulative operating cash flow secondary metric. The Company generated a -5.93% 2021 annual and 66.21% cumulative TSR from 2019 to 2021, and its relative percentile ranking for these performance periods were 15.2% and 52.2%, respectively. Based on this performance, the NEOs earned a total of 117% of the target number of performance-based RSUs that had relative TSR as the metric. The Company also produced three-year cumulative operating cash flow of $3,635 million, relative to a target of $3,335 million. Based on this performance, the NEOs earned a total of 172% of the target number of performance-based RSUs that had operating cash flow as the metric.

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2021 Say on Pay Vote and Stockholder Engagement

At our 2021 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of our NEOs, with approximately 93% of the votes cast on the matter “For” such approval. The Committee viewed the approval by stockholders of the executive compensation program at such a strong level as evidence that a substantial majority of stockholders are aligned with our executive compensation program.

The Compensation Committee and management continue to engage regularly in dialogue with a broad spectrum of the Company’s stockholders. In early 2022, we reached out to our top 90 stockholders, representing 75% of our common shares outstanding. We held calls with 20 stockholders, representing 35%, and a member of our Compensation and Sustainability Committees and members of our management participated in these discussions in order to demonstrate our commitment to strong corporate governance and our effort to gather input from our stockholders, which we believe enables us to better understand their perspectives. We discussed executive compensation, ESG topics and human capital management, among other things. We also reached out to the research teams at proxy advisory firms Institutional Shareholder Services Inc. and Glass Lewis & Co.; Glass Lewis accepted our offer and we engaged on similar topics.

How Our Pay Program Works

We believe that the design and structure of our pay program, and in particular our incentive plans, support FMC’s business strategy. Our program reflects our pay for performance approach and our objective to align executive officer focus and interest with that of stockholders. Our annual incentive plan reflects a focus on income statement metrics, while our long-term performance awards were based 70% on relative TSR performance to align with stockholder value and 30% on three-year cumulative operating cash flow, a key strategic priority and value driver. All elements have been carefully chosen and utilized; the value received and realizable for FMC executives is aligned with corporate performance.

Elements of Pay

Our compensation program is designed to reward executives for achievement of our Company’s short-term and long-term goals. In doing so, we have also constructed the pay program to attract and retain world-class talent and to align executive compensation pay opportunities with the interests of stockholders. The Compensation Committee has selected the following framework to achieve these objectives:

Target Total Direct Compensation Mix

Consistent with our objectives as stated above, and our overarching focus on pay and performance alignment, the pay mix was set as follows:

•	The largest portion of compensation is variable, at-risk pay, in the form of annual and long-term incentives (including annual incentive, performance-based RSUs (“PRSUs”), options and time-based RSUs)
•	Our program provides a balance between long-term and short-term awards, and the performance objectives are consistent with our business strategy

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Percentage of total direct compensation (“TDC”) as shown in the above charts is based on the 2021 base salary, the 2021 annual incentive compensation opportunity (assuming achievement at the target level), the grant date fair value of the performance-based RSUs (assuming vesting at the target achievement level) and the grant date fair value of the time-based stock options and RSU awards. Each compensation element is outlined in more detail in the 2021 Summary Compensation Table below.

For the CEO Pay Mix, the proportions were derived from the annualized target TDC of our President and CEO, Mark Douglas. For the Other NEO Pay Mix, the proportions represent the average of Messrs. Sandifer, Pereira and Reilly and Dr. Shelton.

Compensation Program Governance

Our Compensation Committee is responsible for oversight of the Company’s compensation program and values. A significant part of this is aligning management interests with the Company’s business strategies and goals, as well as the interest of our stockholders, while also mitigating excessive risk taking. To that end, FMC has committed to numerous governance practices and safeguards to ensure the compensation program does not misalign those interests.

What We Do	What We Don’t Do
Use equity for long-term incentive awards	No highly leveraged incentive plans that encourage excessive risk taking
Determine performance-based RSUs based on relative TSR and operating cash flow	No excessive perquisites
Provide change in control benefits under double-trigger circumstances only	No guaranteed bonuses
Benchmark against peers whose profile, operations, and business markets share similarities with the Company	No discounted stock options
Maintain an executive share ownership policy	No repricing without stockholder approval or backdating of stock options
Apply anti-pledging and anti-hedging policy for Company shares	No immediate vesting of stock options or restricted stock units except for certain change-in-control with termination and retirement-eligible situations
Maintain a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements	No excise tax gross-ups under our executive officer compensation program
Engage independent advisors
Maintain an appropriate balance between short-term and long-term compensation which discourages short-term risk taking at the expense of long-term results
Cap annual incentive plan payouts and number of PRSUs that may be earned under long-term incentive plan

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Objectives and Philosophy

The Company’s executive compensation program is designed to attract, motivate and retain top talent, to pay for performance and to align the financial interests of the NEOs with those of the Company’s stockholders. In designing compensation arrangements for NEOs, the Compensation Committee has considered the importance of:

•	Balancing variable compensation components so that appropriate focus is put on achieving both short-term and long-term operating and strategic objectives;
•	Motivating NEOs to achieve desired financial and operational results using sound business judgment and without inappropriate risk taking; and
•	Ensuring that the achievement of key financial goals and strategic objectives is financially rewarding for NEOs.

In general, we believe it is critical to pay executives at a competitive level relative to our peer group in order to attract and retain the talent we need to deliver high performance. In addition to looking at our peer group, we make individual pay decisions based on a variety of factors such as Company, business unit and individual performance, scope of responsibility, critical needs and skills, experience, time in the role, leadership potential and succession planning.

The Compensation Committee believes that subjecting a significant percentage of TDC to performance conditions helps focus the executive on achieving key objectives that are important to executing our strategy and delivering the performance expected by stockholders.

Compensation Determination Process

Role of Compensation and Organization Committee and of CEO

The Compensation Committee establishes our compensation philosophy and objectives, determines the structure, components and other elements of executive compensation, and reviews and approves the compensation of the NEOs or recommends it for approval by the Board. The Compensation Committee structures the executive compensation program to accomplish its articulated compensation objectives in light of the compensation philosophy described above.

The Compensation Committee recognizes its responsibility to maintain a competitive executive compensation program that will support the Company’s ability to attract, motivate and retain top talent while at the same time aligning the financial interests of the executives with those of stockholders. Pay for performance and market-based compensation are important elements of the Company’s compensation philosophy. The Company considers several measures of corporate performance, job performance and labor market dynamics, as well as stockholder feedback, in the design and administration of the NEO compensation arrangements described later in this section.

The Compensation Committee establishes total compensation for the CEO annually at its February meeting. The Compensation Committee reviews and evaluates the performance of the CEO and develops base salary and incentive opportunity recommendations for the review and approval of the full Board of Directors. The CEO does not participate in Compensation Committee or Board discussions regarding his own compensation.

The Compensation Committee, with the input of the CEO, also establishes compensation for the other NEOs. Specifically, the CEO evaluates the performance of the other NEOs annually and makes recommendations to the Compensation Committee each February regarding the compensation of those other NEOs. The CEO’s input is particularly important in connection with base salary adjustments and the determination of the Individual Measures ratings (Annual Performance Incentive (“API”)) as part of our Annual Incentive program. In each of these instances, the process starts with the CEO’s recommendation, and that recommendation is afforded great weight by the Compensation Committee. The CEO participates in Compensation Committee discussions regarding other NEOs’ compensation. The Compensation Committee views the CEO’s significant role in the compensation process for other NEOs, and the deference afforded to his recommendations, as appropriate in light of his greater familiarity with the day-to-day performance of his direct reports and the importance of incentive compensation in driving the execution of managerial initiatives developed and led by the CEO. That said, the Compensation Committee makes the ultimate determination regarding the compensation of each of the NEOs.

Role of Compensation Consultant

The Compensation Committee recognizes that there is value in procuring independent, objective expertise and counsel in connection with fulfilling its duties and has the authority to retain an independent compensation consultant to assist it in carrying out its responsibilities.

The Compensation Committee retained Aon as its independent compensation consultant for 2021 compensation decisions. Aon reported directly to the Compensation Committee, and the Compensation Committee has the sole authority to retain, terminate and obtain the advice of Aon at the Company’s expense.

Aon’s advice was taken into consideration for all aspects of 2021 compensation as delineated in the Summary Compensation Table.

For 2021, Aon provided the Compensation Committee with advice and counsel on a broad range of executive compensation matters. The scope of Aon’s services included, but was not limited to, the following:

•	Apprising the Compensation Committee of compensation-related trends and developments in the marketplace;
•	Informing the Compensation Committee of regulatory developments relating to executive compensation practices;

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•	Advising the Compensation Committee on appropriate peer companies for compensation pay levels and design practices, as well as relative performance comparisons;
•	Providing the Compensation Committee with an assessment of the market competitiveness of the Company’s executive compensation;
•	Assessing the executive compensation structure to confirm that no design elements encourage excessive risk taking;
•	Assessing the relationship between executive compensation and corporate performance; and
•	Recommending changes to the executive compensation program to maintain competitiveness and ensure consistency with business strategies, good governance practices and alignment with stockholder interests.

At the time that FMC engaged Aon as its executive compensation advisor, the Compensation Committee was aware of the types and general magnitude of the fees for other services that Aon provided to FMC. Aon was selected because the Compensation Committee is confident that the team advising on executive compensation issues was both highly qualified and would be independent.

For 2021, in determining the independence of Aon, the Compensation Committee considered independence in light of the six independence factors set forth in the SEC rules and NYSE listing standards. In total, fees paid to Aon during 2021 for services not related to Aon’s work with the Compensation Committee, such as global pension, investment and consulting services and risk brokerage services, were approximately $1,513,294. Fees paid to Aon during 2021 for services related to recommending the amount and form of executive and director compensation were approximately $170,234. Aon had been providing services in areas other than executive compensation consulting to FMC prior to the Compensation Committee’s selection of Aon for executive compensation consulting services.

In terms of assessing independence, the Compensation Committee also gave credit to the safeguards that Aon’s executive compensation practice has put in place to maintain its independence. The Compensation Committee also considered that no business or personal relationships exist between any members of the consultants’ teams advising the Company on the one hand, and the Company, any members of the Compensation Committee or any executive officers on the other hand, other than in connection with the services provided. Therefore, the Compensation Committee has concluded that Aon is independent, as no conflict of interest exists between Aon and the Company.

Peer Group

The Compensation Committee believes that obtaining relevant market and benchmark data is very important in making determinations about executive compensation. Such information provides a solid reference point for making decisions and very helpful context, even though, relative to other companies, there are differences and unique aspects of the Company.

The Company relies on both industry surveys and analysis of proxy statements from peer companies (the “Market”) prepared by its compensation consultant to assess the market competitiveness of the components of its NEO compensation and to validate the appropriateness of TDC, including the appropriate mix of cash and equity, as well as NEO benefits and perquisites. Proxy statement data may not be available for all jobs that are direct comparisons to jobs held by the Company’s NEOs. In such cases, the Company relies more on the broader survey data to assess acceptable ranges for the elements of executive compensation. The Company also believes that internal equity is an important and necessary consideration in valuing jobs. The Company may, as a matter of policy, adjust individual components of TDC to align with the Market or with its general executive pay philosophy as described in the preceding section. However, the Company does not adjust components of TDC based on the amount of compensation earned by an NEO in any prior period.

In connection with determining 2021 executive compensation, the Company reviewed a market study of executive compensation at peer companies. The peer group is reviewed periodically for appropriateness, comparability in market segment and to account for merger and acquisition activity affecting the companies. Guidelines used for developing the peer group include similar industry representation and revenue and market capitalization generally within the range of one-third to three times that of FMC.

Albemarle Corporation	Huntsman Corporation
Ashland Global Holdings, Inc.	Ingredion Incorporated
Avient Corporation (formerly PolyOne Corporation)	International Flavors and Fragrances, Inc.
Axalta Coating Systems Ltd.	The Mosaic Company
Cabot Corporation	Nutrien Ltd.
Celanese Corporation	Olin Corporation
CF Industries Holdings, Inc.	PPG Industries, Inc.
Corteva, Inc.	RPM International, Inc.
The Chemours Company	The Scotts Miracle-Gro Company
Eastman Chemical Company	Westlake Chemical Corporation
W. R. Grace & Co.

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	Market Cap ($mm)	2019 Revenue ($mm)
2020 Peers
25th percentile	$4,333	$3,589
Median	$7,028	$5,526
75th percentile	$10,862	$8,118
FMC Corporation	$13,872	$4,610
Rank	85%	35%

Note: Revenue amounts for the year ended December 31, 2019. Market capitalization amounts were as of October 9, 2020.

Components of Executive Compensation

The NEO compensation program consists of three primary elements: base salary, an annual incentive and a long-term incentive. The Compensation Committee regularly reviews all components of the program in order to verify that each executive officer’s total compensation is consistent with its compensation philosophy and objectives and that the component is serving a purpose in supporting the execution of our strategy. The value of, and allocation to, each of these elements is commensurate with the level of responsibility and impact of our results for each executive.

Base Salary

Salary ranges for NEOs are established based on similar positions in other companies of comparable market capitalization, revenue, size and complexity included in the Market. Performance levels from “does not meet expectations” to “exceeds expectations” provide guidance for the administration of salaries.

Starting salaries are based on the NEO’s skills, experience, expertise and expected job performance. Subsequent salary adjustments for the NEOs (except the CEO) are based on job performance as assessed by the CEO, who recommends the appropriate base salary to the Compensation Committee for their approval. The Compensation Committee itself determines any salary adjustment for the CEO. Base salary reviews are part of the broader compensation review that occurs at the February meeting of the Compensation Committee and focus on the performance of the NEOs in their respective major responsibility areas. These include but are not limited to, financial management, customer relations, strategic planning and business development, operational excellence, safety performance, staffing and talent management, performance management, and litigation management.

In 2021, Mr. Douglas, our President and CEO, received a base salary increase of 5.0%. Also, as part of the continuation of the gradual, multi-year transition to bring the base salaries of Messrs. Sandifer and Reilly into alignment with the market median, their base salaries were increased 10.0% and 8.0%, respectively. The table below shows the change in base salary for the continuing NEOs in 2021. For Mr. Pereira and Dr. Shelton, newly appointed executive officers in late 2021, the table below shows 2021 base salary rates.

NEO	Annualized 2020 Base Salary		Annualized 2021 Base Salary	% Change
Mark Douglas		$1,050,000	$1,102,500	5.0%
Andrew Sandifer		$541,000	$595,100	10.0%
Ronaldo Pereira	$	N/A	$432,600	N/A
Michael Reilly		$473,000	$510,840	8.0%
Kathleen Shelton	$	N/A	$372,960	N/A

Annual Incentive

The annual incentive plan for executive officers is a cash plan that rewards NEOs for the achievement of key short-term objectives. Its structure aligns our NEOs’ interests with those of our stockholders by providing incentives to the NEOs to achieve certain short-term financial and operational results that the Compensation Committee views as critical to the execution of our business strategy.

The amount of the annual incentive wopportunity and payout for the NEOs is determined as follows:

Target Opportunities

The Compensation Committee determines a target cash incentive opportunity by taking the individual’s base salary and multiplying it by the individual’s target incentive percentage. The target incentive percentages are determined with reference to the peer company percentages of salary and the proportion of TDC represented by the annual incentive, among other factors.

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The target opportunity percentages for Messrs. Douglas, Sandifer and Reilly were increased to 125% from 110%, to 85% from 80%, and to 70% from 65%, respectively, as part of the continuation of the multi-year program to bring them each closer to the market median for their positions. The target opportunity percentages for Mr. Pereira and Dr. Shelton were set early in the year at 70% and 60%, respectively, prior to their appointments as executive officers.

2021 Target Level Opportunity (as % of Applicable Base Salary)
Mark Douglas	125%
Andrew Sandifer	85%
Ronaldo Pereira	70%
Michael Reilly	70%
Kathleen Shelton	60%

Performance Measures

To determine payouts earned, the annual incentive plan has two categories of performance measures: a Company Measure and Individual Measures.

Company Measure and Modifier for Messrs. Douglas, Sandifer and Reilly

The Company Measure (“Business Performance Incentives,” or “BPI”), which represents 70% of the annual incentive opportunity for Messrs. Douglas, Sandifer and Reilly, is:

Adjusted Earnings

As it has for several years, the Compensation Committee determined to make Adjusted Earnings the Company-wide metric for Messrs. Douglas, Sandifer and Reilly, in order to focus those executive officers on what the Compensation Committee believes is the most critical strategic priority of profitability.

Adjusted Earnings is defined as net income (loss) attributable to FMC stockholders (a GAAP measure) plus the sum of discontinued operations attributable to FMC Stockholders, net of income taxes and the after-tax effect of Corporate special charges (income) and Non-GAAP Tax adjustments.
Adjusted Earnings amounts in the annual incentive plan might differ from the amounts reported in our financial statements because the amounts shown for these performance measures have been adjusted to exclude gains or losses attributable to (i) certain extraordinary and/or non-recurring events (such as business acquisitions or dispositions or business restructuring charges), and (ii) certain other items not reflective of operating performance (such as the impact of changes in accounting principles). In 2021, however, these adjustments did not materially affect the amount of any NEO’s annual incentive award.

The Compensation Committee defined a payout curve for the Adjusted Earnings metric which sets out the amount to be paid depending on actual performance. In order to motivate performance and underscore the centrality of achieving target, the Compensation Committee set the payout for achieving the threshold level of performance at 0%, with the payout increasing through various bend points to 100% of the target opportunity for achieving target performance, and through additional bend points to 200% of the target opportunity for maximum performance or above.

The Compensation Committee used Adjusted Earnings, a non-GAAP measure, as a performance metric in structuring our annual incentive program for Messrs. Douglas, Sandifer and Reilly. We believe that this non-GAAP measure is helpful to management and investors as a measure of operating performance because it excludes various items that do not relate to or are not indicative of operating performance. Adjusted Earnings should not be considered as a substitute for net income (loss) or other measures of performance or liquidity reported in accordance with GAAP. For a reconciliation of Adjusted Earnings to the most directly comparable financial measures calculated and presented in accordance with GAAP, reference is made to the section captioned “Results of Operations - 2021, 2020 and 2019 – Adjusted Earnings Reconciliation” on p. 25 of our Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022.

Free Cash Flow

The Compensation Committee also included again in 2021 a modifier in the design of the Annual Incentive for Messrs. Douglas, Sandifer and Reilly. The Compensation Committee views the achievement of target performance with respect to free cash flow as critical, as the ability of the Company to generate cash is vital to funding operations and returning capital to shareholders, and it is something that is more directly within management’s control. In addition to serving as a part of the annual incentive for the NEOs, the annual incentive program for a larger group of our senior leaders used the same or similar metrics, so that the full management team is aligned. The Compensation Committee added this modifier in part to motivate all of the members of this larger group to achieve the Free Cash Flow goal, and believes it was effective in doing so. Because of how critical it is to achieve cash flow performance within the target range, the modifier only applies if cash flow is either above a maximum level or below a threshold level. If cash flow achievement is either higher than the maximum or lower than the threshold, then the Committee applies a performance modifier factor of +10% or -10%, respectively, to the Company’s Adjusted Earnings Company Measure Rating. The modifier does not apply when cash flow is at or above the threshold level but does not exceed the maximum amount.

We believe that Free Cash Flow, a non-GAAP measure, is helpful to management and investors as a measure of operating performance because it excludes various items that do not relate to or are not indicative of operating performance. Free Cash Flow should not be considered as a substitute for cash flows from continuing operations or other measures of performance or liquidity reported in accordance with GAAP. For the definitions of Free Cash Flow and a reconciliation of this item to the most directly comparable financial measure calculated and presented in accordance with GAAP, reference is made to the section captioned

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“Liquidity and Capital Resources– Statement of Cash Flows” on p. 34 of our Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022.

Performance Goals for Company Measure for Messrs. Douglas, Sandifer and Reilly

Target

The Compensation Committee obtains input from executive officers regarding the annual operating plan, expected financial results, and related risks. Based on this information, the Compensation Committee establishes the targets for the annual incentive plan. For each metric, the Committee sets appropriate threshold and maximum levels of performance designed to motivate achievement without incentivizing excessive risk-taking.

In setting the target for the Company Measure, the Compensation Committee set it at a level that it considered rigorous and challenging, which took into account the relevant risks and opportunities. The target was set meaningfully (5%) above the prior year level of actual performance. It then reviewed the relevant financial objectives set as a result of the detailed budgeting process, and assessed various factors related to the achievability of the budget target.

These factors include:

•	Risks associated with achieving specific actions which underpin the budget target, such as achieving manufacturing targets, launching new products, completing capital investments on-schedule, and obtaining cost savings;
•	The implied performance relative to peers;
•	The implied performance relative to prior years; and
•	Market conditions.

Threshold; Maximum

Having set the targets, the Compensation Committee also set the threshold and maximum performance levels. For 2021, the Committee set the threshold level at a relatively high-performance level that equates to approximately 90% of the target for Adjusted Earnings. The Committee set the maximum level at a performance level that equates to approximately 109% of target for Adjusted Earnings, a level that presented a significant challenge requiring exceptionally strong performance.

The Compensation Committee assesses performance achievement against the performance metrics and determines the rating on each one, and then, based on the weighting given to each metric, determines the weighted average of the results, which yields an overall BPI rating for this metric. The Company Measures (BPI) rating may range from 0 (at or below threshold) to 1.0 (target) to 2.0 (maximum).

	2021 Company Measures
Performance Metric	Below Threshold ($ in millions)	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)	Actual Results(1) ($ in millions)	% Achievement(1)(2)	Equivalent Company Measures (BPI) Rating
Adjusted Earnings(2)	Less than 760	760	847	921	895	106%	1.56
	Less than ~90%	~90%	100%	~109%
Payout Percentage	0%	0%	100%	200%
Cash Flow Modifier	Less than 530	530	Between 530 and 620	More than 620	713	10%	.16
BPI Rating Percentage	(10)%	0%	0%	10%
Final Company Measure (BPI) Rating							1.72

(1)	The amounts shown for the performance measure may differ from the amount reported in our financial statements because it has been adjusted to exclude gains or losses attributable to (i) certain extraordinary and/or non-recurring events (such as business acquisitions or dispositions or business restructuring charges), and (ii) certain other items not reflective of operating performance (such as the impact of changes in accounting principles). In 2021, however, these adjustments did not materially affect the amount of any NEO’s annual incentive award.
(2)	Adjusted Earnings: Payouts for performance over the applicable payout range between threshold and target and between target and maximum are determined based on a payout curve, as described in the section above entitled “Adjusted Earnings”. No additional payout is made for Adjusted Earnings achievement in excess of $921 million.

Company Measures for Dr. Shelton (Sole) and Mr. Pereira (Primary)

The Company Measure (BPI), which represents the entire (100% of 70%, or 70% total) annual incentive opportunity for Dr. Shelton, our Chief Technology Officer, and half (50% of 70%, or 35% total) of the annual incentive opportunity for Mr. Pereira, our Executive Vice President and President, FMC Americas, is the following:

Adjusted EBITDA

Adjusted EBITDA is defined as Net income (loss) (a GAAP measure) plus the sum of discontinued operations, net of income taxes, Corporate special charges (income), interest expense, net, provision (benefit) for income taxes and depreciation and amortization.

The Compensation Committee defined a payout curve for the Adjusted EBITDA metric which sets out the amount to be paid depending on actual performance; the curve is similar to the curve for Adjusted Earnings, with a threshold level of performance at 0% and the payout increasing through various bend points up to 100% of the target opportunity for achieving target performance, and through various bend points up to 200% for maximum performance or above.

The Compensation Committee used Adjusted EBITDA, a non-GAAP measure, as a performance metric in structuring the annual incentive for Dr. Shelton and Mr. Pereira. We believe that this non-GAAP measure is helpful to management and investors as a measure of operating performance because it excludes various items that do not relate to or

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are not indicative of operating performance. Adjusted EBITDA should not be considered as a substitute for net income (loss) or other measures of performance or liquidity reported in accordance with GAAP. For a reconciliation of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP, reference is made to the section captioned “Results of Operations -2021, 2020 and 2019 – Adjusted Earnings Reconciliation” on p. 25 of our Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022.

Free Cash Flow

The Compensation Committee included the same modifier to the Adjusted EBITDA metric for Dr. Shelton and Mr. Pereira as was used with respect to the Adjusted Earnings metric for Messrs. Douglas, Sandifer and Reilly: Free Cash Flow.

Performance Goal for Company Measure for Dr. Shelton and Mr. Pereira

Target

In setting the target for this Company Measure, Adjusted EBITDA, the Compensation Committee set it at a level that it considered rigorous and challenging, which took into account the relevant risks and opportunities. The target was set at a 3% increase above the prior year level of actual performance, which was at the high end of the range of 2021 market growth forecasts.

Threshold; Maximum

Having set the target, the Compensation Committee also set the threshold and maximum performance levels. For 2021, the Committee set the threshold level at a relatively high-performance level that equates to approximately 92% of the target for Adjusted EBITDA. The Committee set the maximum level at a performance level that equates to approximately 107% of target for Adjusted EBITDA, a level that presented a significant challenge requiring exceptionally strong performance.

The Compensation Committee assesses performance achievement against the performance metric and determines the rating, including the effect of the modifier, which yields an overall BPI rating for this metric.

	2021 Company Measure: Dr. Shelton and Mr. Pereira
Performance Metric	Below Threshold ($ in millions)	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)	Actual Results(1) ($ in millions)	% Achievement(1)(2)	Equivalent Company Measure (BPI) Rating
Adjusted EBITDA(2)	Less than 1,188	1,188	1,288	1,374	1,324	103%	1.37
	Less than ~92%	~92%	100%	~107%
Payout Percentage	0%	0%	100%	200%
Cash Flow Modifier	Less than 530	530	Between 530 and 620	More than 620	713	10%	.14
BPI Rating Percentage	(10)%	(10)%	0%	10%
Final Company Measure (BPI) Rating for Dr. Shelton and Mr. Pereira							1.51

(1)	The amounts shown for the performance measure may differ from the amount reported in our financial statements. Adjusted EBITDA is defined as Net income (loss) (a GAAP measure) plus the sum of discontinued operations, net of income taxes, Corporate special charges (income), interest expense, net, provision (benefit) for income taxes and depreciation and amortization. In 2021, however, these adjustments did not materially affect the amount of any NEO’s annual incentive award.
(2)	Adjusted EBITDA: Payouts for performance over the applicable payout range between threshold and target and between target and maximum are determined based on a payout curve, as described in the section above entitled “Adjusted EBITDA”. No additional payout is made for Adjusted EBITDA achievement in excess of $1,374 million.

Additional Company Measure for Mr. Pereira

In addition to Adjusted EBITDA, the other half of the Company Measure (35% of the total) for Mr. Pereira is represented by operating profitability for the geographic regions he oversees. The Compensation Committee utilized this measure in order to align the incentive for Mr. Pereira with his area of responsibility. This measure gives him a clear line of sight and sufficient control over the performance toward the goal to effectively motivate him to achieve our business objectives. (We do not publicly disclose the regional targets because of the potential for competitive harm from such disclosure, as they would provide our competitors with information about our strategy and profitability in subsets of our business that is not otherwise public, the revelation of which would be harmful to us.) The Compensation Committee believes that it has set the performance goal at a rigorous and challenging level so as to require significant effort and achievement to be attained. The Compensation Committee assesses Mr. Pereira’s achievement against this performance metric and determines the rating. Like the other Company Measures, there are cash flow modifiers associated with the measure, similarly designed to motivate target cash flow achievement and to reward or penalize achievement outside the target range. The Committee then determined the weighted average of the rating on this measure, which has an aggregate 35% weighting (50% of 70%) and the rating given to the Adjusted EBITDA metric (35% weighting). Based on achievement on Adjusted EBITDA, very strong performance relative to the demanding regional operating profitability measure and the cash flow modifiers, the Compensation Committee determined an overall BPI rating for Mr. Pereira of 1.805.

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Individual Measures

The Compensation Committee also considers Individual Measures (“Annual Performance Incentive,” or “API”), which represent 30% of the annual incentive target opportunity. The Individual Measures generally consist of non-financial objectives specific to each NEO, but may include financial measures at the discretion of the CEO. In early 2021, the Board met with Mr. Douglas in his capacity as President and CEO, and Mr. Douglas met with the NEOs to discuss the specific items, and expectations of achievement, constituting the Individual Measures portion of the annual incentive for such individual executive officer.

The CEO’s 2021 Individual Measures and performance with respect thereto resulting in the API rating set forth in the table below include the following:

	Individual Measures	Performance
Mark Douglas	• Safety: Drive OII rate to <0.05 on the journey to zero injuries; continue work on addressing process safety priorities	• Results came in at 0.06 TRIR, a record low for the Company with only six recordable injuries • Process safety plans and inspections continued as planned

•  Strategy: Ensure smooth regional transitions in EMEA and APAC; continue to evolve plant health strategy with a focus on Biologicals growth; continue to build out the FMC Ventures investment portfolio in conjunction with R&D and Plant Health; implement enhanced Cyber security for the enterprise; new Sustainability org in place and delivering on new metrics and goals; deliver post-SAP implementation savings targets of $15.4mm in 2021; implement diamide strategy actions as per plan

•  EMEA and Asia leadership transitions occurred according to plan

•  Plant Health strategy was enhanced with rapid market expansion as well as reinforced spend on research and development, record revenue and profitability for the business was achieved

•  FMC Ventures had a very successful year with investments in two biological companies utilizing new technologies as well as an investment in an Indian precision ag company focused on mechanical weeding and target spraying

•  Cyber security was enhanced by new processes and investments in technology as well as a robust internal communication campaign

•  Post-SAP implementation program delivered on the targets of $15.4 million in the year

•  Executive Transitions/People: Continue to build out robust succession plans for Operating Committee and down to Operating Committee minus 2; 2021 Development/people plan completed; mission critical roles worked and fully staffed

• Full talent reviews conducted and succession plans in place for all operating committee members with most recent executive moves all working as planned

•  Diversity and Inclusion: Take actions to support the Company’s 2021 goal to increase global female and US African American/ Black employees in the workforce to 33% and 10% respectively, through leading staff recruiting and retention in a manner aligned with that goal and also supporting all business and functional groups in retention and recruitment of women and African-American/Black employees by means such as communications, training and mentoring

•  Considerable progress was made on inclusion as well as diversity metrics despite the company managing through hiring restrictions due to COVID costs. Although the Company fell short of the female and African American/Black representation target because of this issue, the Company improved representation over all

•  The Company has formed numerous working groups focused on retention and hiring of minority talent that will drive results in 2022

•  FMC Employee Resource Groups have been expanded both in scope and geography

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In addition, Mr. Douglas as President and CEO established 2021 Individual Measures unique to each officer who serves on the Company’s Operating Committee, including those NEOs set forth below, which is set forth together with their performance against such measures:

	Individual Measures	Performance
Andrew Sandifer	• Safety: Support delivery of <0.05 OII rate and journey to zero injuries	• Set tone at the top with high expectation for safety awareness. Extra emphasis on return-to-office safety protocols. No safety recordable incidents in CFO organization in 2021

•  Diversity and Inclusion: Take actions to support the Company’s 2021 goal to increase global female and US African American employees in the workforce to 33% and 10% respectively, through focused recruiting, retention, and development efforts. Expand use of diverse service providers

•  Insured diverse candidate and interview slates for all roles recruited in 2021

•  Increased female representation on CFO leadership team to 2 out of 12

•  Completed comprehensive review and development planning for CFO-2 level female leaders, resulting in numerous promotions to expanded leadership roles

•  Implemented shift to Black-owned accounting firm for audits of Benefit Plans

•  Strategy: Transition from hypercare to business-as-usual following final go-live of SAP S/4 HANA. Drive improvement in forecasting and management of free cash flow. Ensure Corporate Business Development efforts drive broad-based business value. Build more proactive cybersecurity capabilities and gain personal training/education on cybersecurity management and governance

•  Seamless transition to business-as-usual operation with new SAP system, delivering synergies as committed without any business disruption

•  Formalized cross-functional cash flow management team, greatly increasing forecasting and management capabilities, and delivering well in excess of targeted free cash flow for the year

•  Strong progress with both FMC Ventures and Precision Ag closely aligning development efforts with long-term business value

•  Implemented new Security Operations Center to proactively manage cybersecurity threats, completed NACD’s Cybersecurity Oversight certification program

	• Organizational development	• Refreshed succession plans for all direct reports

	Individual Measures	Performance
Ronaldo Pereira	• Safety: Drive OII rate to <0.05 on the journey to zero injuries. Continue work on addressing safety priorities	• Only one recordable in the Americas without any lost working days. Safety continues to be a priority and even with increased field activity the Company’s safety performance continues to improve

•  Diversity and Inclusion: Drive to increase global female representation to 33% and Black/African American representation in the U.S. to 10% in 2021; continue to drive people leaders to embrace diversity and inclusion actions and to avoid/eliminate unconscious bias

•  Led the Race Equity task force, promoting employee engagement and implementing initiatives to prevent bias on the hiring process

•  A new onboarding process was put in place to enhance the chances of success of Black/African American employees

•  Strong progress in female representation in Latin America, increasing diversity in the field team

•  Black/African Americans in the US increased from 9.0% to 9.4%

•  A closer collaboration between the Race Equity task force and the Employee Resource Groups established

•  The Company held listening sessions with Black growers and adjusted its field organization to better serve this minority group, helping to ensure equitable treatment and opportunities

•  Strategy: Assess and adjust (if and where needed) the Company’s go-to-market strategy, programs and partnerships; Ensure successful product introduction (Xyway™ and Kalida™ fungicides, Elevest™ insect control); materially improve the Company’s capacity to generate demand; plan in place to phase out highly hazardous pesticides (short term) and carbosulfan (mid-term) in the Americas

•  Re-designed the rebate programs in the US and Brazil and enhanced field presence to focus on demand generation

•  Sales of FMC products grew faster from the distributor to the field than from FMC to distributors, helping to decrease field inventory

•  Xyway™ fungicide sales were higher than initially expected and Elevest™ insect control continues to grow in the US

•  Highly hazardous pesticides were phased-out in Americas

• People Development and Staffing: Continue to build out robust succession plans for Operating Committee-Level 1 and OC-Level 2 leaders; ensure mission critical roles are worked and fully staffed

•  All mission critical roles are filled and succession plans have been developed / implemented

•  Performance and development discussions were held with all direct reports

•  Talent discussions held on a quarterly basis, ensuring development and succession plans are in place for critical roles, minority groups and young talent

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	Individual Measures	Performance
Michael Reilly	• Core Values: Compliance & Ethics, Safety: Lead overall compliance efforts in the Company; demonstrate leadership in support of driving OII rate to <0.05

•  Company’s Ethics and Compliance program expansion with increased Ambassadors (now 150) raising awareness; training programs and processes continued despite the pandemic, with Law Department conducting live training sessions for 8000+ people-hours

•  No safety recordables on the legal team

•  Diversity and Inclusion: Take actions to support the Company’s 2021 goal to increase global female and US African American employees in the workforce to 33% and 10% respectively, through leading Law Department staff recruiting and retention in a manner aligned with that goal and also supporting other business and functional groups in retention and recruitment of women and African-American/Black employees by means such as communications, training and mentoring

•  Law Department is a diverse team, with a very strong cadre of female leaders all around the world, and an overall female representation of 70+%; during 2021, several female attorneys promoted to new leadership roles

•  Executive sponsor of employee resource group and sponsor of several female or ethnically diverse employees

•  Drove new initiatives to improve female and ethnic/racial diversity in leading outside law firms

•  Strategy: Drive effective and efficient legal enforcement of diamides IP; drive successful and effective legal support of regulatory and commercial components of diamides strategy; drive successful and effective legal support of Precision Ag, FMC Ventures and Sustainability

•  Many successful litigation and other legal-driven accomplishments re: diamides enforcement throughout 2021, in countries including India, China, Brazil and Mexico

•  New or amended important diamide commercial agreements achieved with key partners

•  Law Department 2021 projects have delivered more effective legal support on Precision Ag and Data Privacy, and also greater use of legal systems and processes to enhance efficiency

•  People Development and Staffing: Develop and implement succession and talent development programs for my direct reports and their direct reports; ensure Law Department is fully staffed to meet the growing needs of the business, including timely and effective support to regional needs

• Development plans implemented for department leaders, and smooth succession implemented for two leaders who left during 2021 • Department has met all needs despite challenges of the pandemic

	Individual Measures	Performance
Kathleen Shelton	• Safety: Drive a strong safety performance and commitment to all Core Values as a world class research organization

•  No recordable injuries in global R&D in 2021

•  Increased use of data analysis to identify and address areas of improvement for our R&D safety programs

•  Sustainability initiatives underway to reduce our environmental footprint at our global research headquarters in Newark, Delaware

• Strategy: Drive advancement of the pipeline with discipline including discovery, development, chemistry and plant health

•  Development pipeline molecules continue to advance and launch globally

•  Discovery pipeline continues to advance through our new product introduction stage gate process

•  Engagement with Ventures and Plant Health identified and assessed external opportunities, such as Novozymes collaboration, for investment and collaboration

•  Diversity and Inclusion: Take actions to support the Company’s 2021 goal to increase global female and US African American employees in the workforce to 33% and 10% respectively, through leading the R&D organization in recruiting and retention

•  Co-Leader of FMC’s Gender Diversity subteam on retention working to retain talent across FMC

•  Collaborations with Delaware State University (HBCU) - continue with the R&D organization supporting programs at the College of Agriculture and with participation on Delaware State University Foundation Board of Directors

•  Executive Co-Sponsor of Women’s Initiative Network - employee resource group focused on supporting women’s careers and development

•  Drove new initiative with local universities to recruit and hire diverse talent

• Strategy: Improve efficient generation and effective use of research data

•  Developed 5-year capital plan to enable accurate forecasting and effective use of funding to support R&D infrastructure and equipment needs

•  Invested in additional data tools to assure that data is captured, validated and effective in being utilized for decision making

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For Individual Measures, the Compensation Committee assesses performance achievement against goals and determines the individual performance rating on each individual objective, and then, based on the weighting given to each goal, determines the weighted average of the results, which yields an overall individual rating. The Individual Measures rating may range from 0 to 2.0. The Compensation Committee determined that for 2021, Mr. Douglas received a 1.6 rating, Mr. Sandifer received a 1.5 rating, Mr. Pereira received a 1.65 rating, Mr. Reilly received a 1.3 rating and Dr. Shelton received a 1.4 rating.

Payout Calculation

Finally, the Compensation Committee takes 70% of the target cash incentive opportunity of each executive officer for the Company Measures component and multiplies it by the applicable Company Measures ratings for the applicable performance metrics to determine the Company Measures amount to be paid. Similarly, the Compensation Committee takes 30% of the target cash incentive opportunity of each executive officer for the Individual Measures component and multiplies it by the applicable Individual Measures rating to determine the Individual Measures amount to be paid.

The Compensation Committee then adds the amounts for the Company Measures component and the Individual Measures components to determine the total 2021 annual incentive payout for each NEO. The Compensation Committee then presents the determination of incentive payout amounts to the Board for its review and approval.

NEO	Target Incentive	Company Measures (BPI): 70% of Target Incentive	Company Measures Rating	Company Measures Incentive Payout Amount	Individual Measures (API) 30% of Target	Individual Measures (API) Rating	Individual Measures Incentive Payout Amount	Total 2021 Incentive Payout Amount
Mark Douglas	$1,378,125	$964,688	1.72	$1,659,263	$413,437	1.6	$661,500	$2,320,763
Andrew Sandifer	$505,835	$354,085	1.72	$609,026	$151,751	1.5	$227,627	$836,653
Ronaldo Pereira	$302,820	$211,974	1.805	$382,615	$90,846	1.65	$149,896	$532,511
Michael Reilly	$357,588	$250,312	1.72	$430,537	$107,276	1.3	$139,459	$569,996
Kathleen Shelton	$223,776	$156,643	1.51	$236,531	$67,133	1.4	$93,986	$330,517

Sustainability-Related Individual Measures for 2022

The Company has had a longstanding practice of including in the Individual Measures of the CEO and other NEOs various objectives that align with various aspects of our Sustainability objectives. This practice will continue. We recognize the growing interest of stockholders in understanding the Company’s current commitment to its Sustainability goals and how management is being incentivized to address such goals.

We provide the following information regarding 2022 API goals relating to Sustainability which the Compensation Committee has established for the NEOs. Each individual NEO’s goals may be tailored to the particular role of that NEO. These goals, in turn, are cascaded as appropriate to all senior leaders in the Company. We are not publicly disclosing our specific business performance-related Individual Measures at this time because of the potential for competitive harm from such disclosure.

2022 API Sustainability Goals
Safety	•	Total Recordable Injury Rate (“TRIR”) <0.05% on the way to zero injuries
	•	Process Safety: Continue all Process Hazard Assessments in all plants
People/Diversity and Inclusion	•	Take action to create opportunities and remove barriers for a more inclusive workplace and show incremental progress toward the goals of 14% U.S. Black/ African American and 50% women globally
	•	Accelerate Task Force recommendations on retention and recruitment
General Sustainability	•	Stay on track regarding SBTi process for Net Zero strategy and targets
	•	Enhance external ESG communication
	•	Develop new Net Zero goals for 2030

Long-Term Incentives

The third and largest main component of the executive compensation program is long-term equity incentives. The Compensation Committee has designed the long-term incentive opportunity to motivate and reward executive officers to achieve multiyear strategic goals and deliver sustained long-term value to stockholders.

In 2021, long-term incentives (“LTI”) were granted to executives via three different vehicles: performance-based restricted stock unit awards, stock options and time-based restricted stock unit awards.

The Compensation Committee believes that LTI awards should compensate NEOs, in a meaningful way, for delivering sustainable long-term value to stockholders. LTI awards for the NEOs, except for the CEO, are recommended by the CEO and approved by the Compensation Committee. The LTI awards for the CEO are recommended by the Compensation Committee and approved by the full Board of Directors. All LTI awards are approved during the February meetings of the Compensation Committee and the Board.

Generally, LTI grants vest based on Company performance and/or the NEO’s continued service over a three-year period, except that NEO grants vest sooner in certain retirement-eligible situations. Unvested LTI grants are generally forfeited upon a cessation of service, but in certain scenarios, awards may vest upon or following a termination, as further described in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

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2021 LTI Vehicle Mix

Equity Vehicle	2021 Allocation	Performance Metric; How Payouts Are Determined	Performance Period; Vesting Period	Rationale for Use
Performance-Based Restricted Stock Units (PRSUs)	50% (CEO); 40% (Continuing NEOs); 33.3% (R. Pereira and K. Shelton in 2021 prior to appointment as executive officers)	• 70%: Relative TSR	• 25% three-year period, • 25% each individual 1-year period	• Links with stockholder value creation • Aligns with stockholders • Filters out macroeconomic and other factors not within management’s control
		• 30%: three-year cumulative operating cash flow	• Three-year period	• Aligns with operational focus on returning cash to stockholders • Aligns with role of cash flow as a key driver of long-term value • Gives management more direct control over outcome
Stock Options	30% (CEO & Continuing NEOs); 33.3% (R. Pereira, K. Shelton in 2021)	• Share price appreciation	• Three-year cliff vesting • Exercise price: closing price on grant date • 10-year term	• Prioritizes increasing stockholder value • Promotes long-term focus
Time-Based Restricted Stock Units (RSUs)	20% (CEO); 30% (Continuing NEOs); 33.3% (R. Pereira and K. Shelton in 2021)	• Value of stock	• Three-year cliff vesting	• Aligns with stockholders • Promotes retention and reinforces ownership culture • Provides value even during stock price or market underperformance

The target values for the annual LTI awards granted in February of 2021 were as follows:

NEO	PRSUs ($)	Options ($)	RSUs ($)	Total ($)
Mark Douglas	2,600,000	1,560,000	1,040,000	5,200,000
Andrew Sandifer	477,840	358,380	358,380	1,194,600
Ronaldo Pereira	170,200	170,200	170,200	510,600
Michael Reilly	266,240	199,680	199,680	665,600
Kathleen Shelton	122,133	122,133	122,133	366,400

Performance-Based Restricted Stock Unit Awards

Performance-based awards are granted in the form of performance-based restricted stock units. The Compensation Committee believes that having share-based performance awards closely aligns pay with performance in the interests of the stockholders.

The number of performance-based restricted stock units earned is based on our achievement against two performance metrics, Relative TSR and three-year cumulative operating cash flow. The Compensation Committee utilized these two in order to focus executive officers on the critical strategic priorities of generating superior stockholder returns and generating long-term cash flow. Relative TSR represents 70% of overall performance, and three-year cumulative operating cash flow represents 30%. The Compensation Committee considers both metrics as building blocks to achieve our key strategic goals.

Relative TSR

The Compensation Committee has selected relative TSR because it ties executive officer compensation to the creation of stockholder value and aligns the interests of executive officers with those of our stockholders.

By measuring our stock performance relative to peers, it mitigates the impact of macroeconomic factors, both positive and negative, that affect the industry and/or stock price performance and are beyond the control of management, and it provides rewards that are more directly aligned with performance through different economic cycles.

With respect to the relative TSR portion, following the same approach as last year and in an effort to maintain a consistent and robust peer group of relevant performance peers, the 2021-2023 peer group reflects all companies included in the S&P 1500 Composite Chemical Index plus select additional chemical company peers, including companies not included in the index but a part of the Company’s compensation peer group, as described above. The 2021-2023 peer group differs from the 2020-2022 peer group due to changes in the companies included in the S&P 1500 Composite Chemical Index and a change in the companies included in the FMC compensation peer group, as described above.

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AdvanSix Inc.	Ingredion Incorporated
Air Products and Chemicals, Inc.	Innospec Inc.
Akzo Nobel N.V.	International Flavors & Fragrances, Inc.
Albemarle Corporation	Koppers Holdings, Inc.
American Vanguard Corporation	Kraton Corporation
Ashland Global Holdings Inc.	Linde plc
Avient Corporation (formerly PolyOne Corporation)	Livent Corporation
Axalta Coatings Systems Ltd.	LyondellBasell Industries N.V.
Balchem Corporation	Minerals Technologies, Inc.
BASF SE	The Mosaic Company
Cabot Corporation	NewMarket Corporation
Celanese Corporation	Nutrien Ltd.
CF Industries Holdings, Inc.	Olin Corporation
The Chemours Company	PPG Industries, Inc.
Dow Inc.	Quaker Chemical Company
DuPont de Nemours, Inc.	Rayonier Advanced Materials, Inc.
Eastman Chemical Company	RPM International, Inc.
Ecolab, Inc.	The Scotts Miracle-Gro Company
Ferro Corporation	Sensient Technologies Corporation
GCP Applied Technologies Inc.	The Sherwin-Williams Company
H. B. Fuller Company	Stepan Company
FutureFuel Corp.	Tredegar Corporation
W. R. Grace & Co.	Trinseo S.A.
Hawkins, Inc.	Valhi, Inc.
Huntsman Corporation	Valvoline
Ingevity Corporation	Westlake Chemical Corporation

In 2021, the Compensation Committee again selected relative TSR to incent management to achieve long-term stockholder returns and to reflect relative performance, not merely broad stock market moves. This metric also directly aligns management with stockholder interests. Relative TSR performance is calculated as four point-to-point measurements from 2021 to 2023. TSR performance is calculated for each of the three calendar years, as well as for the three-year period as a whole. Each of these four measurement periods carries a weight of 25% in calculating the final number of shares due. When the performance measure has been met for a particular calendar year during the three-year period of the award, that portion of units is “banked”, but is not considered “earned” and shares will not be delivered unless and until the executive remains in service for the three-year performance period (except in certain circumstances as described below under the heading entitled “Potential Payments Upon Termination or Change in Control”) and the performance is approved by the Compensation Committee. In addition, if cash dividends were paid to the Company’s stockholders during the applicable measurement period, dividend equivalent units are credited with respect to the banked units and are delivered to the executive if and when the banked units are delivered.

Any value earned by executives for these awards is based on the Company achieving a relative performance measure of TSR at or above the 35th percentile (the threshold), and units will be banked as set forth in the table below.

Level	Percentile Ranking of Company’s Total Stockholder Return Versus Peer Group Total Stockholder Return	Percentage of the Target Units Banked
Below Threshold	Below the 35th Percentile	0%
Threshold	35th Percentile	50%
Target	50th Percentile	100%
Maximum	80th Percentile or higher	200%

If the cumulative three-year TSR performance for the period is negative, that portion (25%) of the payout is capped at 100% (target). For example, in the event of a broad and protracted market downturn, if the Company’s cumulative three-year TSR performance is negative, but still superior to most of the peer group, the payout for the three-year measurement period will be limited to target (even though performance in that scenario would have exceeded target). The Compensation Committee believes it is appropriate to limit the payout in such circumstances, notwithstanding relative outperformance.

The Compensation Committee believes that the increasing cyclicality of the Company’s business, particularly because, following the separation of its Lithium business in 2019, it is now a 100% agricultural sciences company, and the difficulty of finding peers with the same type of industry exposure, necessitate both a payment for performance beginning at the 35% TSR percentile, and a system for banking payouts based in part on one year periods.

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Cumulative Three-Year Operating Cash Flow

Beginning in 2019, the Compensation Committee added Three-Year Cumulative Operating Cash Flow as a performance metric, representing 30% of the performance-based RSUs. This metric was added because it is highly aligned with our strategy for creating stockholder value, including our operational focus on returning cash to stockholders, it is something over which management has substantial control, and it unites management toward a common goal.

Operating Cash Flow is calculated as Adjusted EBITDA plus or minus the change in working capital, with Adjusted EBITDA defined as net income (loss) before corporate special charges (income); discontinued operations, net of income taxes; interest expense, net; depreciation and amortization; and the provision (benefit) for income taxes. The change in working capital is defined as the sum of (a) trade receivables (net), (b) guarantees of vendor financing, (c) inventories, (d) accounts payable (trade and other), (e) advance payments from customers, and (f) accrued customer rebates, each as reported in the Company’s consolidated statements of cash flow for the relevant year. Three-Year Operating Cash Flow will be the sum of Operating Cash Flow of each individual year in the three-year period. The performance period for the 2021 award runs from January 1, 2021 through December 31, 2023.

We do not publicly disclose our specific performance measure targets and the corresponding minimums and maximums before the conclusion of the three-year performance period, because of the potential for competitive harm from such disclosure. This measure is competitively sensitive and would reveal information about our view of our anticipated trajectory, which is not otherwise public. The Compensation Committee believes that it has set the performance goal at a rigorous and challenging level so as to require significant effort and achievement by our executive officers to be attained, and that such goal has been established in light of the macroeconomic and industry environments, as well as our internal forecast. After the end of the performance period, the targets and achievement relative to such targets will be disclosed.

The Compensation Committee granted the following number of performance-based restricted stock units to the NEOs in early 2021:

NEO	PRSUs (#)
Mark Douglas	22,707
Andrew Sandifer	4,176
Ronaldo Pereira	1,491
Michael Reilly	2,326
Kathleen Shelton	1,069

Performance Periods Completed as of 2021 Year End

Below are the performance results for performance-based RSU performance periods that closed on or before December 31, 2021.

2019-2021 Performance-Based RSU Awards

For the 2019-2021 performance periods, the Company’s relative TSR performance was as follows, resulting in a payout at 117% of target:

	TSR	Peer Group†	Target			TSR
Measurement Periods	Performance	Percentile	0.0	1.0	2.0	Rating
2019-2021 Grant Year 1 (2019 TSR)	49.59%	88.6%	35%	50%	80%	2.00
2019-2021 Grant Year 2 (2020 TSR)	16.00%	70.8%	35%	50%	80%	1.60
2019-2021 Grant Year 3 (2021 TSR)	(5.93)%	15.2%	35%	50%	80%	0.00
3 Year TSR 2019-2021	66.21%	52.2%	35%	50%	80%	1.07
Total						1.17

†	As described above, peer group composition varies by grant year.

For the 2019-2021 performance period, the Company’s cumulative operating cash flow performance was as follows, resulting in a payout at 172% of target:

	2019-2021 Measurement Period
Performance Metric	Below Threshold ($ in millions)	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)	Actual Results ($ in millions)	% Achievement	Rating
Cumulative Three Year Operating Cash Flow(1)	Less than 2,799	2,799	3,335	3,752	3,635	172%	1.72
Percentage of Units Earned(2)	0%	25%	100%	200%

(1)	Operating Cash Flow is calculated as Adjusted EBITDA plus or minus the change in working capital, with Adjusted EBITDA defined as net income (loss) before corporate special charges (income); discontinued operations, net of income taxes; interest expense, net; depreciation and amortization; and the provision (benefit) for income taxes. The change in working capital is defined as the sum of (a) trade receivables (net), (b) guarantees of vendor financing, (c) inventories, (d) accounts payable (trade and other), (e) advance payments from customers, and (f) accrued customer rebates, each as reported in the Company’s consolidated statements of cash flow for the relevant year. Three-Year Operating Cash Flow will be the sum of Operating Cash Flow of each individual year in the three-year period.
(2)	Payouts for performance between the levels set forth above will be ratably interpolated. No additional payout is made for Cumulative Operating Cash Flow achievement in excess of $3,752 million.

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2020-2022 Performance-Based RSU Awards

For the performance periods of 2020 and 2021, the Company’s relative TSR performance was as follows:

	TSR	Peer Group†	Target
Measurement Periods	Performance	Percentile	0.0	1.0	2.0	TSR Rating
2020-2022 Grant Year 1 (2020 TSR)	16.00%	66.0%	35%	50%	80%	1.53
2020-2022 Grant Year 2 (2021 TSR)	(5.93)%	13.5%	35%	50%	80%	0.00

†	As described above, peer group composition varies by grant year.

Thus, no amount was banked with respect to Year 2 of this award.

2021-2023 Performance-Based RSU Awards

For the 2021 performance period, the Company’s relative TSR performance was as follows:

	TSR	Peer Group†	Target
Measurement Periods	Performance	Percentile	0.0	1.0	2.0	TSR Rating
2021-2023 Grant Year 1 (2021 TSR)	(5.93)%	13.5%	35%	50%	80%	0.00

†	As described above, peer group composition varies by grant year.

Thus, no amount was banked with respect to Year 1 of this award.

Stock Option Awards and Time-Based Restricted Stock Unit Awards

In addition to motivating performance through the performance-based restricted stock units, the Committee structured the balance of the equity vehicles and the relative weight assigned to each type (1) to motivate stock price appreciation over the long term through stock options, which deliver value only if the stock price increases, and (2) to ensure some amount of value delivery through time-based restricted stock units, which are complementary because they have upside potential but deliver some value even if the stock price does not go up, while also reinforcing an ownership culture and commitment to us.

Stock options cliff-vest after three years, which reinforces the creation of sustainable long-term stockholder value and promotes retention.

In determining the number of options required to meet the compensation level approved for an NEO, the Company divides that portion of the Compensation Committee-approved LTI award value related to stock options by the fair value of the option based on a Black-Scholes pricing model calculation using a 30-day average stock price for the period immediately preceding the February meeting of the Compensation Committee.

The exercise price of all stock option awards to NEOs is equal to the closing price of the Company’s stock on the date of the grant.

Time-based restricted stock units also cliff-vest after three years.

In determining the amount of restricted stock units required to meet the compensation level approved for an NEO, the Company divides that portion of the LTI award value related to restricted stock units for that year by a 30-day average stock price for the period immediately preceding the February meeting of the Compensation Committee. During the vesting period, if cash dividends are paid to the Company’s stockholders, the NEO will generally receive a special cash payment equal to the amount he or she would have received had he or she been the record holder of the shares underlying the RSUs when the dividend was declared and paid.

Generally, once the vesting condition is satisfied, the shares, less any shares used to satisfy statutory tax withholding obligations, are issued to the NEO.

One-Time Grant Prior to Appointment as Executive Officer

The Compensation Committee does not generally intend to provide one-time grants except in a very judicious and limited manner in rare circumstances as warranted by the situation. The Compensation Committee views any such grants to the NEOs as a special and exceptional nonrecurring event to meet the Company’s needs during a specific period or for a specific purpose. The Compensation Committee continues to prudently and carefully evaluate our compensation program to ensure that it aligns the interests of executive officers and stockholders and links their pay to the Company’s performance.

In 2021, the Compensation Committee did not approve any one-time grants to any NEOs, other than a grant that was made to Mr. Pereira in early 2021 prior to his appointment as an executive officer. In recognition of his outstanding performance in 2020 in his role as Executive Vice President and President, FMC Americas, in early 2021, the CEO recommended and the Compensation Committee approved a one-time grant with a target value of $250,000 worth of time-based restricted stock units to Mr. Pereira. The RSUs vest over four years.

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Additional Compensation Policies and Practices

Executive Stock Ownership Policy

The Company has established guidelines setting expectations for the ownership of Common Stock by executive officers. The ownership targets are as follows:

Position	Required Salary Multiple
Chief Executive Officer	6x base salary
Chief Financial Officer	3x base salary
All other NEOs	2x base salary

These ownership guidelines are reviewed against our peer company practices and, if necessary, adjusted every other year in conjunction with the formal market study of executive compensation. NEOs have a period of up to five years from the date of their appointment to meet the guidelines. Only restricted stock units, vested stock in the Company’s Savings and Investment Plans and personal holdings of FMC shares may be counted for purposes of compliance. Unexercised stock options, including vested in-the-money options, may not be counted for purposes of compliance. In addition, the Company does not permit the sale of shares acquired upon the exercise of options or upon the vesting of time-based or performance-based restricted stock unit awards in an amount greater than 50% of the grant if the ownership targets have not been met.

Mr. Pereira and Dr. Shelton have five years from the date of their appointment as executive officers to meet the guidelines. All other NEOs are in compliance with the Executive Stock Ownership Policy.

Anti-Hedging and Anti-Pledging Policies

The Company considers it inappropriate for directors and officers to engage in certain transactions related to the securities of the Company which could result in their interests no longer being aligned with the interests of other stockholders of the Company. Therefore, its securities trading policy and Anti-Hedging Policy restrict these persons from hedging and pledging the Company’s Common Stock.

The restrictions apply to all of the Company’s directors and executive officers and to immediate family members residing in their households (the “insiders”), to trusts maintained for the principal benefit of an insider, and to other entities (such as partnerships or corporations) which are effectively controlled by an insider.

Hedging

Certain hedging and monetization transactions, such as zero-cost collars and forward sale contracts, allow an investor to lock in much of the value of the investor’s stock holdings and provide protection from decreases in the value of the stock and also limit or eliminate the investor’s ability to profit from an increase in the value of the stock. These transactions can therefore cause an investor’s interests to be misaligned with other stockholders of the Company. Accordingly, the Company prohibits insiders from engaging in any hedging transactions, including short sales and monetization transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives, that are designed to hedge or speculate on any change in the market value of Common Stock. The Company further prohibits any transaction that would directly or indirectly reduce the risk of holding Common Stock.

Pledging

The Company prohibits insiders from pledging or creating a security interest in the Common Stock, including by purchasing Common Stock on margin or holding Common Stock in a margin account.

Clawback Policy

The Company has adopted a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements. If an accounting restatement is required because of material non-compliance with any financial reporting requirement, all incentive compensation paid or credited to each current or former executive officer for the restated period (up to three years) will be recalculated based on restated results. To the extent the recalculated incentive compensation is less than the incentive compensation actually paid or credited to such executive officer for that period, the excess amount must be forfeited or returned to the Company. Alternatively, the Company is authorized to offset the forfeitable amount from compensation owed currently or in the future to such executive officer. The Compensation Committee is authorized to interpret this policy and make all determinations necessary for the policy’s operation.

Risk Assessment

The Compensation Committee has determined, based in part on an assessment of the Company’s executive compensation programs by its consultant, that its compensation policies and programs do not give rise to inappropriate risk taking or risks that are reasonably likely to have a material adverse effect on the Company.

Tax Deductibility of Executive Compensation

Generally, a public company cannot deduct compensation in excess of $1 million paid in any year to a Company’s chief executive officer, chief financial officer and the three other most highly compensated officers. Traditionally, certain “qualified performance-based compensation” was not subject to this $1 million limitation. 2017 tax reform, however, eliminated the “qualified performance-based compensation” exemption. Nevertheless, our Compensation Committee continues to view pay for performance as an important part of our executive compensation policy. The Compensation Committee, after considering the potential impact of the application of this Section 162(m) of the Code, may provide compensation to executive officers that may not be tax deductible if it believes that providing that compensation is in the best interests of the Company and its stockholders.

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Potential Benefits Related to Change in Control or NEO Termination

The Compensation Committee believes that the long-term interests of stockholders are best served by providing reasonable income protection for NEOs to address potential change in control situations in which they may otherwise be distracted by their potential loss of employment in the event of a successful transaction. The Company has entered into an executive severance agreement with each NEO that provides certain financial benefits in the event of a change in control. These are “double trigger” arrangements –i.e., severance benefits under these arrangements are only triggered by a qualifying event (see section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control”) that also results in the executive’s termination of employment under certain specified circumstances within 24 months following the event. Likewise, unless the Board decides otherwise, upon a change in control, the vesting of otherwise unvested LTI awards will accelerate only upon the occurrence of a termination of employment in connection with the change in control. The Compensation Committee also determined that, beginning in 2010, the Company would not enter into any agreements to pay an additional cash amount to cover any excise or similar tax under Section 4999 of the IRC (an “excise tax gross-up”) in respect of any of the benefits subject to such excise taxes for any individual newly eligible for a change-in-control agreement. None of the NEOs have an entitlement to an excise tax gross-up. In addition, the Compensation Committee has approved benefit guidelines applicable to the NEOs in the event of the termination of their employment unrelated to a change in control, which are intended to provide reasonable transition assistance. The details of all of the above-described benefits are set forth in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control”.

Pension Benefits

Only Mr. Reilly is eligible for retirement benefits under (i) a qualified defined benefit plan (the “Qualified Plan”) available on a non-discriminatory basis to all U.S.-based employees hired before July 2007 who meet the service criteria; and (ii) a nonqualified defined benefit plan (the “Nonqualified Plan”), which is designed to restore the benefits that would have been earned under the Qualified Plan, absent the limits placed by the Internal Revenue Code. The details of these defined benefit plans are set forth in the 2021 Pension Benefits Table and the narrative that follows it.

Perquisites and Other Personal Benefits

We do not generally provide our executive officers, including the NEOs, with perquisites or other personal benefits, except for financial planning, reserved parking, tax preparation and related gross-up for one NEO that localized to the U.S. and, in the case of the CEO, use of corporate aircraft and a club membership. We do provide benefits to our employees who relocate internationally, including tax preparation and support services. The goal of these benefits is that the employee not be financially advantaged or disadvantaged as a result of relocating to another country and incurring associated taxes. These items are provided because we believe that they support our executive officers, serve a necessary business purpose and enable us to be competitive, and because the related amounts of compensation are not material to the overall executive compensation program. The incremental costs of these items are reported in the Summary Compensation Table.

Compensation and Organization Committee Report

This Compensation and Organization Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s proxy statement.

The preceding report has been furnished by the following members of the Compensation and Organization Committee:

C. Scott Greer, Chairman
K’Lynne Johnson
Dirk A. Kempthorne
Paul J. Norris

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Executive Compensation Tables

SUMMARY COMPENSATION TABLE 2021

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1)(2) ($) (e)	Option Awards(1) ($) (f)	Non-Equity Incentive Plan Compensation(3) ($) (g)	Change In Pension Value(4) ($) (h)	All Other Compensation(5) ($) (i)	Total ($) (j)
MARK DOUGLAS	2021	1,089,375	—	3,296,620	1,426,937	2,320,763	N/A	355,976	8,489,671
President and Chief Executive Officer	2020	931,250	—	2,681,040	966,971	1,076,421	N/A	249,784	5,905,466
	2019	765,000	—	1,243,245	521,814	1,168,920	N/A	215,182	3,914,161
ANDREW SANDIFER	2021	581,575	—	759,484	327,801	836,653	N/A	112,384	2,617,897
Executive Vice President and Chief Financial Officer	2020	534,500	—	740,404	273,476	508,107	N/A	105,647	2,162,134
	2019	511,250	—	774,396	327,841	666,925	N/A	91,174	2,371,586
RONALDO PEREIRA	2021	427,450	—	539,098	155,677	532,511	N/A	49,090	1,703,826
Executive Vice President and President, FMC Americas	2020	—	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—	—
MICHAEL REILLY	2021	501,380	—	423,093	182,656	569,996	675,569	45,863	2,398,557
Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	2020	467,250	—	365,041	134,761	324,053	882,582	39,895	2,213,582
	2019	423,200	—	370,897	157,567	438,780	817,540	32,971	2,240,955
KATHLEEN SHELTON	2021	362,970	—	222,316	111,711	330,517	N/A	40,592	1,068,106
Executive Vice President and Chief Technology Officer	2020	—	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—	—
(1)	The amounts in these columns reflect the grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 16 to the Consolidated Financial Statements contained in the Company’s report on Form 10-K for the year ended December 31, 2021 for the assumptions used in the valuations that appear in these columns. The awards in column (e) are comprised of restricted stock units and performance-based restricted stock units.
(2)	For 2021, the amounts listed in this column include the following grants: (i) performance-based restricted stock unit grants for Mr. Douglas, 22,707 units; for Mr. Sandifer, 4,176 units; for Mr. Pereira, 1,491 units; for Mr. Reilly, 2,326 units; for Dr. Shelton, 1,069 units; and (ii) restricted stock unit grants, for Mr. Douglas, 9,083 units; for Mr. Sandifer, 3,130 units; for Mr. Pereira, 3,670 units (including a one-time grant of 2,184 units and an annual grant of 1,486 units); for Mr. Reilly, 1,744 units; and for Dr. Shelton, 1,067 units. Per SEC rules, the values of PRSUs are reported in this column based on their probable (target) outcomes at the grant date. However, the terms of the PRSUs permit additional shares to be earned based on above-target performance. In each case, the maximum numbers of shares that may be earned is equal to twice the target amount. The grant date value of the maximum number of shares that may be earned under the PRSUs was $4,686,356 for Mr. Douglas, $861,856 for Mr. Sandifer, $307,717 for Mr. Pereira, $480,050 for Mr. Reilly, and $220,626 for Dr. Shelton.
(3)	For 2021, amounts listed in this column were amounts paid with respect to the Annual Incentive for 2021.
(4)	For 2021, the amounts listed in this column are attributable to changes in the pension values under the Company’s qualified and nonqualified defined benefit plans. Details of these defined benefit plans are set forth in the Pension Benefits Table 2021 and the narrative that follows.
(5)	For 2021, the amounts stated in this column include: (i) with respect to the employer matching contribution to the FMC Corporation Savings and Investment Plan, for Mr. Douglas $0; for Messrs. Sandifer and Reilly, $11,600; for Mr. Pereira, $3,450; and for Dr. Shelton, $0; (ii) with respect to the employer matching contribution to the FMC Corporation Non-Qualified Savings and Investment Plan, for Mr. Douglas, $75,032; for Mr. Sandifer, $31,987; for Mr. Pereira, $0; for Mr. Reilly, $22,994; and for Dr. Shelton, $9,868; (iii) with respect to employer core contributions to the Qualified and Nonqualified Savings and Investment Plans, for Mr. Douglas, $0 for the Qualified Plan and $93,790 for the Nonqualified Plan; for Mr. Sandifer, $14,500 for the Qualified Plan and $39,984 for the Nonqualified Plan; for Mr. Pereira, $14,500 for the Qualified Plan and $19,297 for the Nonqualified Plan; and for Dr. Shelton, $14,500 for the Qualified Plan and $13,209 for the Nonqualified Plan; (iv) dividend equivalent units granted in connection with banked PRSUs, for Mr. Douglas, $23,828, for Mr. Sandifer, $7,453, for Mr. Pereira, $3,359, for Mr. Reilly, $4,409, and for Dr. Shelton, $1,155; (v) for Mr. Douglas, $130,154, representing the aggregate incremental cost for personal use of the Company airplane, and (vi) for Mr. Pereira, $4,575 for tax preparation and $2,049 for a related gross-up, in connection with his relocation to the U.S. The amounts in this column also include the aggregate incremental costs for the following: for Mr. Douglas, financial planning, club memberships, and reserved parking; for Mr. Sandifer, financial planning and reserved parking; for Mr. Pereira, reserved parking, for Mr. Reilly, financial planning and reserved parking, and for Dr. Shelton, reserved parking. The aggregate incremental cost for each of the perquisites and personal benefits that was quantified in this footnote (5) was calculated based on the amount the Company or its affiliate paid for such benefit times the percentage of personal use not reimbursed to the Company or its affiliate.

The Summary Compensation Table lists all 2019, 2020 and 2021 compensation, as defined by the rules of the SEC, for the Chief Executive Officer, the Chief Financial Officer, and each of the Company’s three most highly compensated other executive officers that served as of the end of the fiscal year. The base salary, Annual Incentives and Long-Term Incentives (consisting of stock options, restricted stock units and performance-based restricted stock units), paid or awarded to these officers were determined by the Compensation Committee, as also described in the Compensation Discussion and Analysis. The material terms of the Annual Incentive and Long-Term Incentive awards are also described under “Components of Executive Compensation” under the Compensation and Discussion Analysis. The material terms of the qualified and nonqualified defined benefit plans, which are the basis for the accruals reported in Column (h) of the Summary Compensation Table above, are described in the narrative to the Pension Benefits Table.

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GRANTS OF PLAN-BASED AWARDS TABLE 2021

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards Number of Shares of Stock or Units(2)			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date Fair
Name (a)	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Number of Shares of Stock or Units (#) (i)	Number of Securities Underlying Options (#) (j)	or Base Price of Option Awards ($/sh) (k)	Value of Stock and Option Awards ($) (l)
Mark Douglas	N/A		0	1,378,125	2,756,250
	2/24/2021	(3)				7,948	15,896	31,792				1,628,227
	2/24/2021	(4)				3,406	6,811	13,622				714,951
	2/24/2021								9,083			953,443
	2/24/2021									50,404	104.97	1,426,937
Andrew Sandifer	N/A		0	505,835	1,011,670
	2/24/2021	(3)				1,462	2,924	5,848				299,505
	2/24/2021	(4)				626	1,252	2,504				131,422
	2/24/2021								3,130			328,556
	2/24/2021									11,579	104.97	327,801
Ronaldo Pereira	N/A		0	302,820	605,640
	2/24/2021	(3)				522	1,044	2,088				106,937
	2/24/2021	(4)				224	447	894				46,922
	2/24/2021								1,486			155,985
	2/24/2021								2,184			229,254
	2/24/2021									5,499	104.97	155,677
Michael Reilly	N/A		0	357,588	715,176
	2/24/2021	(3)				814	1,628	3,256				166,756
	2/24/2021	(4)				349	698	1,396				73,269
	2/24/2021								1,744			183,068
	2/24/2021									6,452	104.97	182,656
Kathleen Shelton	N/A		0	223,776	447,552
	2/24/2021	(3)				374	748	1,496				76,618
	2/24/2021	(4)				161	321	642				33,695
	2/24/2021								1,067			112,003
	2/24/2021									3,946	104.97	111,711
(1)	The actual amount of the Annual Incentive paid to the NEO with respect to 2021 is stated in Column (g) of the Summary Compensation Table. The threshold, target and maximum performance signify performance that will yield a BPI rating of 0, 1.0 and 2.0, respectively. In order for any payout to be earned, performance must exceed the threshold level. The percentage of salary awarded for performance falling between the threshold and target achievement levels and the target and maximum achievement levels is determined using straight-line interpolation.
(2)	Consists of performance-based RSUs awarded under our long-term equity incentive compensation plan. Each PRSU is equivalent to one share of our common stock.
(3)	The PRSUs reflected in this row are earned for achieving specified relative TSR percentile ranks during the three-year performance period beginning January 1, 2021 and ending December 31, 2023. See “Performance-Based Restricted Stock Unit Awards” under Compensation Discussion and Analysis, Long-Term Incentives for a discussion of the terms of these performance-based RSUs.
(4)	The PRSUs reflected in this row are earned for achieving specified three-year cumulative operating cash flow levels during the three-year performance period beginning January 1, 2021 and ending December 31, 2023. See “Cumulative Three-Year Operating Cash-Flow” under Compensation Discussion and Analysis, Long-Term Incentives for a discussion of the terms of these performance-based RSUs.

Each of the awards contained in the Grants of Plan-Based Awards Table above were granted under the FMC Incentive Compensation and Stock Plan, which is administered by the Compensation Committee. The FMC Incentive Compensation and Stock Plan provides for annual, as well as long-term incentive awards.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE 2021

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Mark Douglas	9,969			63.13	2/17/2024	6,540	(4)	718,681
	12,585			73.78	2/15/2028	7,310	(5)	803,296
						9,083	(6)	998,131
		27,964		75.69	2/20/2029	4,970	(7)	546,153	3,198	(8)	351,428
		47,681		92.36	2/27/2030				1,371	(9)	150,659
		50,404		104.97	2/24/2031				5,961	(10)	655,054
									1,703	(11)	187,143
Andrew Sandifer	5,625			49.89	2/27/2027
	3,352			73.78	2/15/2028	4,109	(4)	451,538
						3,101	(5)	340,769
		17,569		75.69	2/20/2029	3,130	(6)	343,956
		13,485		92.36	2/27/2030	1,131	(7)	124,286	724	(8)	79,560
		11,579		104.97	2/24/2031				310	(9)	34,066
									1,098	(10)	120,659
									313	(11)	34,396
Ronaldo Pereira	2,933			73.78	2/15/2028	1,023	(4)	112,417
		4,374		75.69	2/20/2029	1,331	(5)	146,264
		5,787		92.36	2/27/2030	1,486	(6)	163,297
		5,499		104.97	2/24/2031	2,184	(12)	240,000
						363	(7)	39,890	234	(8)	25,714
									100	(9)	10,989
									393	(10)	43,187
									112	(11)	12,308
Michael Reilly	2,747			51.48	2/18/2023
	2,168			63.13	2/17/2024	1,975	(4)	217,033
	2,958			54.89	2/27/2025	1,528	(5)	167,912
	8,502			32.36	2/25/2026	1,744	(6)	191,648
	4,219			49.89	2/27/2027	559	(7)	61,429	358	(8)	39,341
	2,514			73.78	2/15/2028				153	(9)	16,813
		8,444		75.69	2/20/2029				612	(10)	67,253
		6,645		92.36	2/27/2030				175	(11)	19,231
		6,452		104.97	2/24/2031
Kathleen Shelton	2,604			73.78	2/15/2028	1,171	(4)	128,681
		5,008		75.69	2/20/2029	964	(5)	105,934
		4,190		92.36	2/27/2030	1,067	(6)	117,253
		3,946		104.97	2/24/2031	264	(7)	29,011	170	(8)	18,681
									72	(9)	7,912
									282	(10)	30,989
									81	(11)	8,901

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(1)	For the option awards with an expiration date of 2/20/2029, the vesting date is 2/20/2022; for the awards with an expiration date of 2/27/2030, the vesting date is 2/27/2023; and for the awards with an expiration date of 2/24/2031, the vesting date is 2/24/2024.
(2)	The stock award numbers shown in column (g) indicate the number of shares subject to outstanding awards that were subject to time-based vesting conditions as of fiscal year-end. In the case of PRSUs banked based on relative TSR measures, the amounts in this column reflect the number of shares banked based on actual performance outcomes and dividend equivalent units credited with respect to those banked units.
(3)	The stock award numbers shown in column (i) represent the portion(s) of PRSU awards that were subject to open performance periods at fiscal year end. The numbers are presented in the table in accordance with SEC rules, but actual performance outcomes for those awards will not be determined until the applicable performance periods are completed.
(4)	For all of these stock awards, the vesting date is 2/20/2022.
(5)	For all of these stock awards, the vesting date is 2/27/2023.
(6)	For all of these stock awards, the vesting date is 2/24/2024.
(7)	These units represent the portion of PRSUs granted in 2020 that were banked based on 2020 TSR performance, at 153%. The numbers represented also include the dividend equivalent rights credited with respect to those banked units. These shares remain subject to time-based vesting based on continued service through 12/31/2022. Because Threshold performance was not achieved with respect to 2021 TSR, no additional PRSUs were banked under these grants based on 2021 TSR performance.
(8)	These units represent the portion of PRSUs granted in 2020 with a TSR metric, that remain subject to an open performance period. While no amount has yet been earned, they are shown here at 50% of target (or “threshold”) based on the most recent year’s performance. If and to the extent earned, these units will become vested on 12/31/2022.
(9)	These units represent the PRSUs granted in 2020 with an operating cash-flow measure that remain subject to an open performance period through 12/31/2022. While no amount has yet been earned, they are shown here at 25% of target (or, “threshold”) in accordance with SEC rules.
(10)	These units represent the portion of PRSUs granted in 2021 with a TSR metric, that remain subject to an open performance period. While no amount has yet been earned, they are shown here at 50% of target (or “threshold”) based on the most recent year’s performance. If and to the extent earned, these units will be banked and remain subject to time-based vesting based on continued service through 12/31/2023.
(11)	These units represent the PRSUs granted in 2021 with an operating cash-flow measure that remain subject to an open performance period through 12/31/2023. While no amount has yet been earned, they are shown here at 25% of target (or, “threshold”) in accordance with SEC rules.
(12)	With respect to Mr. Pereira’s one-time award granted on 2/24/2021, the vesting date is 2/24/2025.

OPTION EXERCISES AND STOCK VESTED TABLE 2021

In October 2018, the Company began the separation of its Lithium business with the initial public offering of approximately 16 percent of Livent shares (the “IPO”). FMC subsequently completed the separation with a distribution of its remaining stake in Livent (approximately 84 percent) to FMC stockholders on March 1, 2019 (the “Distribution”).

In connection with the Distribution, outstanding equity awards held by NEOs were adjusted, in each case in order to preserve the intrinsic value of the original awards. Specifically, outstanding RSUs and PRSUs that were granted before 2019 were converted, upon the Distribution, into awards denominated in both FMC and Livent stock. The table below therefore reflects both the underlying FMC stock and Livent stock for those awards that vested during 2021.

		Option Awards		Stock Awards
Name (a)	Security (a)	Number of Shares Acquired On Exercise (#) (b)	Value Realized On Exercise ($) (c)	Number of Shares Acquired On Vesting (#) (d)	Value Realized On Vesting ($) (e)
Mark Douglas	FMC			15,259	1,669,658
	Livent			3,027	68,108
Andrew Sandifer	FMC	4,951	235,690	8,416	922,929
	Livent			806	18,135
Ronaldo Pereira	FMC			2,170	236,793
	Livent			706	15,885
Michael Reilly	FMC	4,000	276,440	5,334	595,422
	Livent			1,589	35,733
Kathleen Shelton	FMC			5,288	552,258
	Livent			3,431	61,854

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PENSION BENEFITS TABLE 2021

Name (a)	Plan Name (b)	Number of Years Credited Service(1) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Mark Douglas	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A
Andrew Sandifer	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A
Ronaldo Pereira	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A
Michael Reilly	Qualified Plan	19.8333	1,080,471	0
	Nonqualified Plan	19.8333	2,564,867	0
Kathleen Shelton	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A
(1)	All credited years of service are the actual years of service under the relevant plan.

Pension Plans

The FMC Salaried and Nonunion Hourly Employees Retirement Plan (the “Qualified Plan”) is a non-contributory defined benefit plan that is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “IRC”), as a tax-qualified plan. Messrs. Douglas, Sandifer and Pereira and Dr. Shelton were hired after July 1, 2007 (or in the case of Mr. Pereira, became a U.S. employee after such date) when the Qualified Plan was closed to new employees, and accordingly these NEOs do not participate in the Qualified Plan, but do participate in defined contribution plans of the Company.

Under the Qualified Plan, an employee’s pension benefit is calculated based on credited company service and a final average year earnings (“FAYE”) formula, and the annual benefit payable is subject to a statutory cap of $245,000 for 2022 (“maximum benefit limitation” cap). FAYE is determined using earnings from the highest 60 consecutive months out of the last 120 calendar months that immediately precede the employee’s retirement date. Eligible compensation includes base salary (see Column (c) of the Summary Compensation Table), Annual Incentive pay (see Column (g) of the Summary Compensation Table) and certain other performance payments and is subject to a statutory cap of $305,000 for 2022 (“total earnings” cap). However, stock option gains, other equity awards and long-term performance-based cash are not included in eligible compensation.

Normal retirement age is 65. Benefits at normal retirement are calculated using the formula described below.

The retirement formula is 1.0% of FAYE up to the Social Security covered compensation base plus 1.5% of FAYE in excess of the Social Security covered compensation base times years of credited service (up to 35 years) plus 1.5% of FAYE times years of credited service in excess of 35. The actual benefit amount depends on the form of payment selected by the employee, i.e., individual life annuity, joint and survivor annuity or level income option. All benefits under the Qualified Plan are paid as an annuity. The amounts reflected for the Qualified Plan in the Pension Table are actuarial present values of the single life annuity that would be payable at age 62, which is the earliest age an NEO can retire without a benefit reduction. There is no Social Security offset.

Early retirement is defined as retirement from active service when an employee reaches age 55 with a minimum of ten years credited service. Employees who elect early retirement receive an actuarially reduced pension. This reduction is 4% per year for each year prior to age 62.

The maximum reduction is 28% (62-55 x .04) of the age 65 benefit calculation. The IRC limits the annual benefits that may be paid from a tax-qualified retirement plan and the compensation that may be taken into account in calculating those benefits, as noted above.

The Salaried Employees Equivalent Plan (the “Nonqualified Plan”) is a non-contributory retirement restoration plan that restores the benefits earned under the Qualified Plan formula described above.

This plan represents an unfunded liability and all amounts listed in the table above for this plan are unsecured and therefore not guaranteed to be fully paid in the event of the Company’s insolvency or bankruptcy. Messrs. Douglas, Sandifer and Pereira and Dr. Shelton are participants in defined contribution plans and are not eligible to participate in the Nonqualified Plan, as the plan does not cover employees who are not also covered by the Qualified Plan. These supplemental benefits are calculated using the same formula described above without regard to the IRC limits, less amounts payable under the Qualified Plan. The Nonqualified Plan amounts reflected in the Pension Benefits Table above are paid in a lump sum on the later of attainment of age 55 or six months following the employee’s retirement.

Actuarial assumptions used to determine the present value of the accumulated benefits under the Qualified Plan and Nonqualified Plan as of December 31, 2021 are as follows.

•	Sum of present value of Qualified Plan benefit accrued through December 31, 2021 plus present value of Nonqualified Plan benefit accrued through December 31, 2021
•	Present value of Qualified Plan benefit calculated as amount payable at first unreduced age using December 31, 2021 ASC 715 disclosure assumptions (2.49%, Pri-2012 with generational MP2020 projection) and reflecting discounting of present value back to December 31, 2021 using ASC 715 interest only (2.49%)
•	Present value of Nonqualified Plan benefit calculated as amount payable at first unreduced age using December 31, 2021 ASC 715 lump sum assumptions (1.60%, 417e2021) and reflecting discounting of present value back to December 31, 2021 using ASC 715 interest only (2.74%) for Mr. Reilly
•	Unreduced benefits are first available at age 62 for Mr. Reilly (assuming continued employment with FMC until that time).

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NONQUALIFIED DEFERRED COMPENSATION TABLE 2021

Name (a)	Executive Contributions in Last FY(1) ($) (b)	Registrant Contributions in Last FY(2) ($) (c)		Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE(3) ($) (f)
Mark Douglas	108,290	168,822	(4)	111,487	—	3,417,468
Andrew Sandifer	54,484	71,971	(5)	93,426	—	937,094
Ronaldo Pereira	0	13,209		7,012	—	76,207
Michael Reilly	41,272	22,994		77,742	—	646,514
Kathleen Shelton	0	19,297		(1,956)	—	41,362
(1)	The amounts listed in this column are reported as compensation in the amounts stated in Column (c), Salary, of the Summary Compensation Table.
(2)	The amounts listed in this column are reported as compensation in the amounts stated in Column (i), All Other Compensation, of the Summary Compensation Table.
(3)	The amounts listed in this column include the following amounts which were reported in the Summary Compensation Table in previous years: for Mr. Douglas, $1,434,390; for Mr. Sandifer, $225,919; and for Mr. Reilly, $61,653, plus earnings on those amounts.
(4)	In addition to the Company’s matching contribution of $75,032, Mr. Douglas received nonqualified core contributions of 5% of compensation on his eligible earnings in excess of $290,000, in lieu of his participation in the Salaried Employees’ Equivalent Retirement Plan, which participation is not available to employees hired after July 1, 2007. The amount of the 5% contribution was $93,790.
(5)	In addition to the employer matching contribution of $31,987, Mr. Sandifer received nonqualified core contributions of 5% of compensation on his eligible earnings in excess of $290,000, in lieu of his participation in the Salaried Employees’ Equivalent Retirement Plan, which participation is not available to employees hired after July 1, 2007. The amount of the 5% contribution was $39,984.

The FMC Nonqualified Savings and Investment Plan (the “Nonqualified Savings Plan”) is a voluntary deferred compensation plan available to certain highly compensated employees, including all of the NEOs. The Nonqualified Savings Plan mirrors the FMC Corporation Savings and Investment Plan (the “Qualified Savings Plan”), which is a tax-qualified savings plan under Section 401(k) of the IRC.

Participants in the Qualified Savings Plan are subject to certain contribution and earnings limits set under Sections 402(g) and 401(a) (17) of the IRC. The Nonqualified Savings Plan is used to facilitate the continuation of contributions beyond the limits allowed under the Qualified Savings Plan. Employees may defer 1% to 50% of their base salaries and up to 100% of their annual incentive compensation. In 2021, the Company’s matching contribution under both plans was 80% of the amount deferred up to a maximum of 5% of eligible earnings, i.e., base salary and annual incentive paid in fiscal year 2021. In addition to the Company’s matching contribution, employees hired after July 1, 2007, who are not eligible to participate in the Qualified and Non-Qualified Plans, are entitled to receive employer core contributions under the Qualified and Non-Qualified Savings Plans of 5% of eligible earnings in the aggregate.

Compensation deferred under the Nonqualified Savings Plan is deemed invested by the participant in his or her choice of more than 20 investment choices offered to all participants. All investments, except for the FMC Stock Fund, are mutual funds, and all investments may be exchanged by the participant at any time. Earnings on investments are market earnings. There are no programs or provisions for guaranteed rates of return. Distributions under the Nonqualified Savings Plan must occur or commence at the earlier of separation of service plus six months or at a designated time elected by the participant at the time of deferral. Distributions may be in lump sum or installments as determined by the participant’s distribution election.

The Nonqualified Savings Plan is subject to certain disclosure and procedural requirements of ERISA, but as a “top hat” plan is not subject to the eligibility, vesting, accrual, funding, fiduciary responsibility and similar requirements of ERISA. This plan represents an unfunded liability and all amounts listed in the table above are unsecured and therefore not guaranteed to be fully paid in the event of the Company’s insolvency or bankruptcy.

Pay Ratio Disclosure

We disclose here the FMC CEO to median employee pay ratio as calculated in accordance with Item 402(u) of Regulation S-K.

We identified our median employee last year by examining the 2020 total cash compensation for all employees, excluding our CEO, who were employed by FMC on December 31, 2020. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We annualized the compensation for any full-time employee who was not employed by FMC for the full year in 2020. For non-U.S. employees, we applied a published currency exchange rate in effect as of December 31, 2020.

The median employee identified and used in last year’s pay ratio disclosure departed from the Company prior to the end of 2021. Accordingly, in accordance with SEC rules, we have substituted another employee whose compensation is substantially similar to the original median employee based on the compensation measure used to select the original median employee.

We calculated annual total 2021 compensation for this median employee using the same methodology we use for our named executive officers, as set forth in the 2021 Summary Compensation Table in this proxy statement. Currency conversion was conducted using a published currency exchange rate in effect as of December 31, 2021. Using this methodology, we have estimated that the median of the annual total compensation of our employees, excluding our CEO, was $54,297.

The annual total compensation for our President and CEO, Mr. Douglas, for 2021 was $8,489,671, as reported in the “Total” column of the Summary Compensation Table in this proxy statement. Therefore, our 2021 CEO to median employee pay ratio is 156:1.

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Potential Payments Upon Termination or Change in Control

In the following section, we discuss the consequences that various termination scenarios and a change in control would have on our NEOs’ compensation. When we reference awards “vesting”, it means that the awards are no longer subject to a risk of forfeiture. In some cases, the cash or shares will be delivered to the NEO promptly after a termination of employment. In other cases, the NEO must wait until he or she would otherwise have received a payout had the NEO’s employment not terminated (and such deferred payouts are referred to as being subject to a “Delayed Delivery”).

Retirement

Under the terms of the Company’s long-term equity incentive award agreements (with the exception of special one-time awards, such as Mr. Pereira’s one-time award described on page 45), NEOs are considered retirement eligible at age 65 (“Normal Retirement”) or at age 62, once they have completed at least ten years of service with the Company (“Early Retirement”).

If an NEO terminates employment after achieving Normal Retirement or Early Retirement:

•	All unvested stock options will vest, and remain exercisable for up to five years
•	All unvested restricted stock units will vest, with shares subject to a Delayed Delivery
•	Banked performance-based restricted stock units will vest, with shares subject to a Delayed Delivery
•	Pro rata portion of outstanding performance-based restricted stock units will vest at the end of the applicable performance period based on actual performance results, with shares subject to a Delayed Delivery

However, if an NEO terminates employment, effective after June 30 of the first year of the performance cycle for an outstanding performance-based restricted stock unit award, after the NEO has achieved Normal Retirement or Early Retirement, and has commenced succession planning with our human resources department at least six months prior to the termination (“Approved Retirement”), those units will not be subject to proration. Rather, upon an Approved Retirement, the NEO will continue to earn the units as if he or she had continued to be employed until the end of the full performance period.

Any vesting of the performance-based restricted stock units upon retirement is contingent on the NEO’s execution of a release under the terms of the performance-based restricted stock unit award agreements.

None of the NEOs are currently eligible for Early Retirement or Normal Retirement, and therefore they would not have been eligible for such benefits upon a termination of service on December 31, 2021.

Termination Without Cause

The following disclosure and accompanying table reflect the amount of compensation that would have been payable to each of our NEOs, upon a termination by the Company without Cause on December 31, 2021.

The amounts shown in the table assume that such event was effective as of December 31, 2021, the last day of our fiscal year, and thus include amounts earned through such time. The amounts are calculated using various assumptions and are therefore only estimates of the amounts that could have become payable to our NEOs. The actual amounts to be paid out can only be determined at the time of an actual termination.

Termination Without Cause (Following a Change in Control)

Each NEO is party to an Executive Severance Agreement which provides that if a change in control (as described below) of the Company occurs and, within two years after that change in control, the employment of an NEO is terminated without cause or an NEO resigns his or her employment because his or her duties, location, salary, compensation or benefits were substantially changed or reduced (each a “Change in Control Termination”), then the NEO would be entitled, contingent on the NEO’s execution of a release in favor of the Company, to the following payments and benefits:

•	24 months of base salary (36 months in the case of Messrs. Douglas and Sandifer), payable in a lump sum
•	Two times (three times in the case of Messrs. Douglas and Sandifer) target annual incentive (based on NEO’s highest historical target), payable in a lump sum
•	Prorated bonus for year of termination
•	Outplacement services, with cost capped at 15% of NEO’s base salary
•	Health and welfare benefits continuation for two years (three years in the case of Messrs. Douglas and Sandifer)
•	For Mr. Reilly, credit for two additional age and service years under the Nonqualified Plan

Under the terms of the Company’s equity incentive award agreements, contingent on the NEOs executing a release, upon a Change in Control Termination:

•	All unvested stock options will vest and remain exercisable for up to three months
•	All unvested restricted stock units will vest, and shares will be delivered promptly thereafter
•	Banked performance-based restricted stock units will vest, and shares will be delivered thereafter

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•	Performance-based restricted stock units whose measurement periods are not yet complete will vest as though target level performance was attained for those measurement periods, and shares will be delivered thereafter

In general, the following are considered to be a change in control: (a) a third party’s acquisition of twenty percent or more of the Company’s Common Stock; (b) a change in the majority of the Board of Directors; (c) completing certain reorganization, merger, or consolidation transactions or a sale of all or substantially all of the Company’s assets; or (d) the complete liquidation or dissolution of the Company.

As a general rule, no NEO has an entitlement to benefits upon a change in control that is not followed by a termination.

Termination Without Cause (Other than Following a Change in Control)

The Company maintains Executive Severance Guidelines (“Guidelines”) setting forth payments and benefits to NEOs who are terminated without cause in the normal course. However, no NEO has a contractual entitlement to these benefits and the Compensation Committee has the discretion to enhance or reduce the benefits in any specific case. Nevertheless, we have assumed for illustrative purposes in the tabular disclosure that follows that the NEOs would have received the benefits set forth under the Guidelines upon a termination without cause on December 31, 2021. Any NEO receiving payments or benefits pursuant to the Guidelines must sign a non-solicitation, non-compete and confidentiality agreement as a condition to the payment of any benefit under the Guidelines.

The Guidelines provide:

•	12 months of base salary, payable in a lump sum
•	One time target annual incentive
•	Prorated target bonus for year of termination
•	Transition benefits (outplacement assistance and financial/tax planning)
•	Health benefits continuation for one year

Treatment of the NEOs’ equity incentive awards is as follows:

•	Vested options remain exercisable for one year following termination. Unvested options that would have vested within one year following termination become exercisable on regularly scheduled dates, and remain exercisable for one year thereafter
•	Unvested restricted stock units will vest prorata, and shares will be delivered promptly thereafter
•	Banked performance-based restricted stock units will vest, with shares subject to a Delayed Delivery
•	Pro rata portion of outstanding performance-based restricted stock units will vest at the end of the applicable performance period based on actual performance results, with shares subject to a Delayed Delivery

POTENTIAL PAYMENTS UPON TERMINATION

The valuation of equity awards in the below table is based upon our stock price on December 31, 2021. The ultimate value of any equity awards in the event of a termination will depend upon the stock price, (i) in the case of options, on the date of exercise, and (ii) in the case of restricted stock units and performance-based restricted stock units, on vesting and delivery of the shares.

MARK DOUGLAS

Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Termination ($) (b)		Termination Without Cause ($) (c)		Retirement(1) ($) (d)
Base Salary and Annual Incentive	7,441,875	(2)	2,480,625	(3)	N/A
Transition Benefits	165,000	(4)	20,000	(5)	N/A
Restricted Stock Units	2,520,107	(6)	1,446,916	(7)	N/A
Stock Options	2,040,204	(8)	956,369	(9)	N/A
Performance-Based Restricted Stock Units	3,910,106	(10)	1,577,178	(11)	N/A
Welfare Benefits	70,908	(12)	19,589	(13)	N/A
TOTAL	16,148,200		6,500,677

ANDREW SANDIFER
Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Termination ($) (b)		Termination Without Cause ($) (c)		Retirement(1) ($) (d)
Base Salary and Annual Incentive	3,302,805	(2)	1,100,935	(3)	N/A
Transition Benefits	89,000	(4)	20,000	(5)	N/A
Restricted Stock Units	1,136,263	(6)	730,243	(7)	N/A
Stock Options	894,221	(8)	600,860	(9)	N/A
Performance-Based Restricted Stock Units	798,241	(10)	340,806	(11)	N/A
Welfare Benefits	75,672	(12)	23,021	(13)	N/A
TOTAL	6,296,202		2,815,865

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RONALDO PEREIRA

Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Termination ($) (b)		Termination Without Cause ($) (c)		Retirement(1) ($) (d)
Base Salary and Annual Incentive	1,470,840	(2)	735,420	(3)	N/A
Transition Benefits	65,000	(4)	20,000	(5)	N/A
Restricted Stock Units	661,977	(6)	290,915	(7)	N/A
Stock Options	278,092	(8)	149,591	(9)	N/A
Performance-Based Restricted Stock Units	270,110	(10)	112,124	(11)	N/A
Welfare Benefits	49,368	(12)	23,068	(13)	N/A
TOTAL	2,795,387		1,331,118

MICHAEL REILLY
Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Termination ($) (b)		Termination Without Cause ($) (c)		Retirement(1) ($) (d)
Base Salary and Annual Incentive	1,736,856	(2)	868,428	(3)	N/A
Transition Benefits	77,000	(4)	20,000	(5)	N/A
Restricted Stock Units	576,593	(6)	360,824	(7)	N/A
Stock Options	437,015	(8)	288,785	(9)	N/A
Performance-Based Restricted Stock Units	418,022	(10)	172,894	(11)	N/A
Welfare Benefits	49,368	(12)	23,021	(13)	N/A
Pension Enhancement	673,910	(14)	N/A		N/A
TOTAL	3,968,764		1,733,952

KATHLEEN SHELTON
Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Termination ($) (b)		Termination Without Cause ($) (c)		Retirement(1) ($) (d)
Base Salary and Annual Incentive	1,193,472	(2)	596,736	(3)	N/A
Transition Benefits	56,000	(4)	20,000	(5)	N/A
Restricted Stock Units	351,868	(6)	218,840	(7)	N/A
Stock Options	264,139	(8)	171,274	(9)	N/A
Performance-Based Restricted Stock Units	194,725	(10)	81,099	(11)	N/A
Welfare Benefits	33,297	(12)	15,612	(13)	N/A
TOTAL	2,093,501		1,103,561
(1)	On December 31, 2021, none of the NEOs were considered eligible for Early Retirement or Normal Retirement and therefore there are no potential payments or benefits to report in this column.
(2)	For Messrs. Douglas and Sandifer, the amount shown is equal to three times the sum of base salary plus target annual incentive, calculated by using the highest annualized target available to the NEO during his/her career with the Company; for Messrs. Pereira and Reilly and Dr. Shelton, the amount is limited to two times base salary and target annual incentive.
(3)	The amount shown is equal to the sum of 12 months of base salary plus target annual incentive.
(4)	The executives are entitled to outplacement services. The outplacement services are capped at 15% of the NEO’s base salary. The actual amounts paid in respect of such services will be determined based upon the outplacement services obtained, if any, by an NEO upon termination. However, the amounts reflected in the table represent the maximum amounts that could be paid by the Company in respect of these services.
(5)	Transition benefits consist of outplacement services up to $20,000.
(6)	All unvested restricted stock units will vest. The amount shown is the market value of all unvested FMC restricted stock units based on the applicable company stock price on December 31, 2021.
(7)	Unvested restricted stock units will vest prorata, based on the amount of time that the NEO was employed during the vesting period. The amount shown is the market value of these FMC restricted stock units based on the applicable company stock price on December 31, 2020.
(8)	All unvested stock options will vest. The amount shown is the value of all unvested stock options based on the difference between the exercise price and the FMC stock price at December 31, 2020. Please note, however, that the ultimate value of the foregoing options will depend on the stock price on the date of exercise.
(9)	The NEO has the right to retain stock options that would have vested on their own terms within one year from the date of termination, with the right to exercise such options until twelve months after they vest, as well as the right to exercise vested options until twelve months after termination. The amount shown is the market value of these unvested options based on the difference between the exercise price and the stock price on December 31, 2021. Please note, however, that the ultimate value will depend on the stock price on the date of exercise.

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(10)	All PRSUs will vest as follows: those banked units whose measurement periods have ended will vest based on actual performance; those units whose measurement periods are not yet complete will vest as if the target level performance was attained. The amount shown in the table is the market value of such FMC PRSUs based on the applicable company stock price on December 31, 2021.
(11)	Banked PRSUs will vest. A prorated portion of all PRSUs subject to open performance periods will remain outstanding. The proration is determined based on the time actually worked during the applicable performance period. The payouts of these awards are illustrated above based on actual performance for banked units with completed measurement periods and assuming target levels of performance for those units whose measurement period has not yet been completed. In each case, the amounts actually due will be paid in a lump sum after the end of the normal three-year performance cycle, based on actual TSR performance, or operating cash flow performance, calculated in accordance with the terms of the awards.
(12)	Welfare benefits of health care, life insurance and disability insurance continue for three years, except for Mr. Reilly the benefits continue for two years. The amounts shown are the estimated cost to the Company for such benefits during the period.
(13)	Health care benefits continue for 12 months. The amounts shown are the estimated cost to the Company for such benefits during the period.
(14)	Under the terms of his Executive Severance Agreement with the Company, Mr. Reilly is credited with two additional age and service years under the Nonqualified Plan.

In addition to the amounts set forth in the table, upon termination each NEO would be allowed to retain his or her vested options set forth in Column (b) of the Outstanding Equity Awards at Fiscal Year-End Table 2021, subject to the expiration provisions described above. Each NEO would also be paid his or her Annual Incentive for 2021 (see Column (g) of the Summary Compensation Table for the amounts of these awards), and the aggregate benefits accrued by the NEO in the nonqualified defined contribution plan set forth in Column (f) of the Nonqualified Deferred Compensation Table, payable commencing six months after cessation of employment or in accordance with the NEO’s predetermined distribution elections. Mr. Reilly would be entitled to his accumulated benefit under the Nonqualified Plan, payable in a lump sum at the later of six months after cessation of employment or attainment of age 55. The amounts described in this paragraph differ from the present values reflected in Column (d) of the Pension Benefits Table because, under applicable SEC rules, the Pension Benefits Table values are calculated using different interest rates and without regard to early retirement adjustments otherwise applicable under the plan.

Termination Under Certain Other Circumstances

Death or Disability

In the event of termination upon death or disability, an NEO is eligible for benefits in programs available to US salaried employees generally, as well as a supplemental disability benefit (in the event of disability) and a surviving spouse benefit under the nonqualified deferred compensation plan (in the event of death). The supplemental disability benefit is an insured product intended to provide NEOs with additional disability benefits above the benefit level provided under the Company’s group disability plan. The supplemental plan, in conjunction with the Company’s group plan, will yield up to 70% of an NEO’s annual salary with a maximum monthly benefit of $25,000.

Treatment of equity incentive awards is as follows:

•	All unvested stock options will vest, and remain exercisable for up to five years
•	All unvested restricted stock units will vest, and shares will be delivered promptly thereafter
•	Banked performance-based restricted stock units will vest, with shares subject to a Delayed Delivery
•	Pro rata portion of outstanding performance-based restricted stock units will vest at the end of the applicable performance period based on actual performance results, with shares subject to a Delayed Delivery

The market value for each NEO’s unvested restricted stock units and stock option awards as of year-end 2021 is set forth in the relevant section of Column (b) of the table above. A value for each NEO’s performance-based restricted stock unit awards, with the payout for banked units based on actual performance and the payout for unvested units calculated based on an assumed level of performance at target, and prorated to reflect time employed during the applicable performance period, is set forth in the relevant section of Column (c) of the table above.

Termination For Cause

In the event of a termination of an NEO for cause, all outstanding unvested equity awards would be cancelled. All vested stock option awards would expire immediately.

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VII.   OTHER MATTERS

Audit Committee Report

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee, which include, among other things, reviewing the effectiveness and adequacy of the Company’s internal controls; review and discuss with management significant issues regarding accounting principles, financial reporting, financial statement presentation, and judgments made in the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles; reviewing the annual report, proxy statement and periodic SEC filings (such as the Company’s reports on Form 10-K and 10-Q); and ensuring that the Company’s financial reports fairly represent its operations. The Audit Committee of the Board of Directors is also directly responsible for the appointment, compensation, retention and oversight of KPMG, the Company’s current independent external audit firm retained to audit the Company’s financial statements. A further description of the duties and powers of the Audit Committee can be found in “Information about the Board of Directors and Corporate Governance—Committees and Independence of Directors—Audit Committee” section of this proxy statement.

During the 2021 fiscal year, the Audit Committee was comprised of Mr. Cordeiro (Chair), Mr. Davidson, Mr. Pallash, and Mr. Volpe. The Board of Directors has determined that both Messrs. Cordeiro and Davidson meet the SEC requirements for an “audit committee financial expert” and all current members of the Committee are “financially literate” as required by the NYSE. The Board has also determined that no current Audit Committee member sits on the audit committee of more than three public companies.

During the past year, the Audit Committee met six times, including virtual meetings, to discuss quarterly results and other matters. In carrying out its duties, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG as well as discussed with KPMG the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees” and any additional applicable SEC requirements.

Further, the Audit Committee has discussed various matters with KPMG related to the Company’s consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with Company management, and all other material written communications between KPMG and management. The Audit Committee has also received the written disclosures and the letter from KPMG as required by The Public Company Accounting Oversight Board, and has confirmed with KPMG its independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

The preceding report has been furnished by the following members of the Audit Committee:

Eduardo E. Cordeiro, Chairman
Carol Anthony (John) Davidson
Robert C. Pallash
Vincent R. Volpe, Jr.

Householding

We have adopted a procedure approved by the SEC called householding. Under this procedure, we are permitted to deliver a single copy of annual reports, proxy statements (or Notice of Internet Availability, as applicable), prospectuses and other disclosure documents to stockholders sharing the same address who do not participate in electronic delivery of proxy materials and who did not otherwise notify us of their desire to receive multiple copies of our proxy materials. Householding allows us to reduce our printing and postage costs and limits the volume of duplicative information received at your household. A separate proxy card will continue to be mailed for each registered stockholder account who requests a paper copy of the proxy materials.

The Broadridge Householding Election system allows stockholders to decline or modify previous householding elections. Broadridge’s Householding number has changed to 1-866-540-7095. You may also write to Broadridge c/o Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you prefer, we will promptly deliver a separate copy of the proxy statement and related materials to you if you request one by writing or calling as follows: Corporate Secretary, FMC Corporation, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, Pennsylvania 19104, telephone 1-215-299-6000.

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Expenses Relating to this Proxy Solicitation

The Company will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, Company officers, directors and employees may solicit proxies by telephone or personal call without extra compensation for that activity. The Company also expects to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of Common Stock and obtaining the proxies of those owners.

Michael F. Reilly

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FMC CORPORATION
2929 WALNUT STREET
PHILADELPHIA, PA 19104
ATTN: MICHAEL F. REILLY

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 27, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 25, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FMC2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 27, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 25, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D64369-Z81621-P65087 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FMC CORPORATION

The Board of Directors recommends that you vote FOR proposals 1, 2 and 3:

1. Election of twelve Directors (nominees 1a.-1l.) to serve for a one-year term expiring in 2023, as set forth in the Proxy Statement.

Nominees:	**For**	**Against**	**Abstain**
1a. Pierre Brondeau	☐	☐	☐
1b. Eduardo E. Cordeiro	☐	☐	☐
1c. Carol Anthony (John) Davidson	☐	☐	☐
1d. Mark Douglas	☐	☐	☐
1e. Kathy L. Fortmann	☐	☐	☐
1f. C. Scott Greer	☐	☐	☐
1g. K'Lynne Johnson	☐	☐	☐
1h. Dirk A. Kempthorne	☐	☐	☐
1i. Paul J. Norris	☐	☐	☐
1j. Margareth Øvrum	☐	☐	☐
1k. Robert C. Pallash	☐	☐	☐
1l. Vincent R. Volpe, Jr.	☐	☐	☐
2. Ratification of the appointment of independent registered public accounting firm.	☐	☐	☐
3. Approval, by non-binding vote, of executive compensation.	☐	☐	☐

NOTE: This proxy delegates discretionary authority with respect to any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D64370-Z81621-P65087

PROXY
FMC CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Mark Douglas, Andrew D. Sandifer, and Michael F. Reilly, and each of them, proxy for the undersigned, with full power of substitution, to vote in the manner indicated on the reverse side of this proxy, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of FMC Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of FMC Corporation to be held in a virtual meeting format at 2:00 P.M. on Thursday, April 28, 2022, or any adjournments or postponements thereof.

If shares of FMC Corporation common stock are held for the account of the undersigned under any employee plan that grants to the undersigned the right to direct the voting of such shares (each such plan being referred to as a "Plan"), then the undersigned hereby directs the trustee of each plan to vote all shares of FMC Corporation common stock in the undersigned's account under such plan at the Annual Meeting, or any adjournments or postponements thereof, in the manner indicated on the reverse side of this proxy, and in the discretion of the trustee, as to any other matter that may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed on the reverse side for the Board of Directors and FOR Proposals 2 and 3. If you are entitled to vote shares held under an employee benefit plan and you either do not direct the trustee by April 25, 2022 how to vote these shares, or if you vote on some but not all proposals, the trustee will, in the case of shares held in the FMC Corporation Savings and Investment plan, vote these undirected shares in proportion to the votes received from other participants, and in the case of other plans, vote these shares in the trustee's discretion, except to the extent that the plan or applicable law provides otherwise.

NOT VALID UNLESS DATED AND SIGNED ON THE REVERSE SIDE